Exhibit 10.25

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “[XX]”.

THIS AGREEMENT is made this 5 day of August, 2009,

BETWEEN:

TORONTO HYDRO-ELECTRIC SYSTEM LIMITED

a corporation incorporated under the laws of the Province of Ontario

(hereinafter called the “Buyer”)

and

PIONEER TRANSFORMERS LIMITED

a corporation incorporated under the laws of Canada

(hereinafter called the “Vendor”)

The Buyer and Vendor are referred to individually herein as a “Party” and collectively as “the Parties”.

1

WHEREAS:

1.           The Vendor carries on the business of designing, manufacturing and distributing certain transformers and providing certain services related thereto;

2.           The Buyer requires certain transformers and related equipment and services as more particularly described in Schedule A to this Agreement (“the Transformers”), which Schedule may be amended from time to time;

3.           The Buyer has issued, and the Vendor has responded to, a request for proposals bearing number 05P-074 and request for quotations bearing number 07Q-044;

4.           The Buyer has determined that the Vendor’s response satisfies the requirements as set forth. in the request for proposals bearing number 05P-074 and the request for quotations bearing number 07Q-044;

5.           The Vendor has agreed to provide the transformers to the Buyer and the Buyer has agreed to purchase the transformers from the Vendor upon the terms and conditions as set forth below. In this Agreement, the transformers supplied pursuant to the request for proposal 05P-074 and the transformer supplied pursuant to the request for quotations 07Q-44 shall be referred to as the “05 Transformers” and the “07 Transformer”, respectively, and collectively, “the Transformers”;

6.           The Vendor has agreed to provide a Warranty for the Transformers as set forth below;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Interpretation

(a)	All capitalized terms in this Agreement shall have the meaning hereby assigned to them except where the context otherwise requires;

(b)	The recitals hereto shall form an integral part of this Agreement as if specifically restated herein;

(c)	Words denoting the singular include the plural and vice versa and words denoting any gender include all genders.

(d)	The word “including” shall mean “including without limitation”;

(e)
Any reference to a statute shall mean the statute in force as of the date hereof, together with all regulations promulgated thereunder as may be amended, re¬enacted, consolidated and/or replaced, from time to time, and any successor statute thereto, unless otherwise provided;

(f)
When calculating a period of time within which or following which any act is to be done or step taken, the, date which is the reference day in calculating such period shall be excluded, and if the last day of such period is a Saturday, Sunday or statutory holiday, the period shall end on the next Business Day;

2

(g)	All dollar amounts in this Agreement are expressed in Canadian dollars, unless otherwise stated;

(h)
The division of this Agreement into separate articles, sections, subsections and Schedules and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(i)
Save and except as otherwise expressly defined within the body of this Agreement or in Schedule C hereto, words or abbreviations which have well known or trade meanings are used herein in accordance with their recognized meanings.

2.           Purchase and Sale

Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and conditions set forth in this Agreement, the Buyer agrees to purchase the Transformers from the Vendor and the Vendor agrees to supply the Transformers to the Buyer during the Term of this Agreement, but the Buyer shall be under no obligation to purchase a minimum number of the 05 Transformers from the Vendor, and shall be entitled to purchase transformers of a similar nature, or otherwise, from any other supplier.

3.           Term

(a)	Subject to any termination rights described herein, this Agreement shall be effective as at January 1, 2007 for a term of five (5) years until December 31, 2011 (the “Initial Term”).

(b)
The Buyer may, at its sole option, and upon written notice to the Vendor at least sixty (60) days prior to the end of the Initial Term, elect to renew this Agreement for an additional period of up to five (5) years comprised of a single term or any combination of terms totalling up to five (5) years (the “Renewal Term”). The terms and conditions contained herein shall apply during the Renewal Term, save and except as amended by the Parties.

(c)	The Initial Term and the Renewal Term, if any, shall hereinafter collectively be referred to as the “Term” of this Agreement.

(d)	This Article 3 shall apply only in respect of the 05 Transformers.

4.           Price and Payment

(a)
As consideration for the sale of the Transformers including, without limitation, the representations, warranties and conditions set forth in this Agreement,. the Buyer agrees to pay to the Vendor the amount in Canadian dollars (the “Purchase Price”) as detailed in Schedule B to this Agreement, for the 05 Transformers and the 07 Transformer. The purchase price for the 05 Transformers and the. 07 Transformer shall hereinafter be referred to as the “05 Purchase Price” and the “07 Purchase Price”, respectively, and collectively as the “Purchase Price”. The Purchase Price includes all applicable taxes, duties, packaging, handling and delivery costs.

3

(b)
The 05 Purchase Price shall remain firm for the first three (3) months of the Initial Term of this Agreement, and shall thereafter be reviewed and agreed to in writing by both Parties at intervals of three (3) months (“Quarterly Review Periods”). In the event that there is no increase in the 05 Purchase Price after the price reviews for any four (4) consecutive Quarterly Review Periods, pricing shall thereafter be reviewed after intervals of one (I.) year (“Annual Review Periods”). The first Annual Review Period shall commence on the next day after the last Quarterly Review Period. The Purchase Price shall be agreed upon by the Parties and shall be effective as of the first day of the Quarterly or Annual Review Period for which it was to be determined.

(c)
In the event of an abnormal increase or decrease in the Vendor’s cost of production for the Transformers during an Annual Review Period attributable to the cost of raw materials, the existence of which increase or decrease, and the reason therefor, shall be mutually agreed to by the parties, the parties shall agree upon an increase or decrease in the Purchase Price, as may be appropriate. The date on which this increase or decrease in the’ Purchase Price is agreed upon shall constitute the first day of a Quarterly Review Period, and the Purchase Price shall thereafter be reviewed and agreed upon in accordance with this Article 4.

(d)
The Vendor shall submit invoices to the Buyer on a monthly basis for the 05 Transformers and within thirty (30) days of delivery of the 07 Transformer, which invoices shall be in accordance with Article 7 of this Agreement. The Buyer shall make payment to the Vendor within thirty (30) days of its receipt of an invoice submitted in accordance with Article 7 unless the Buyer disputes part or all of a particular invoice. For the 05 Transformers only, if the Buyer pays an invoice within three (3) days of receipt, the Vendor agrees that the Buyer is entitled to a rebate equal to [XX] per cent (%) of the invoice amount. All such rebates shall be paid by the Vendor to the Buyer within three (3) months of the date of the invoice to which they relate. In the event of a Dispute, the Buyer shall advise the Vendor, in writing, within ten (10) days of receipt of the invoice, the basis for the Dispute and shall pay the Vendor any undisputed portion of the invoice. If the Buyer disputes part of an invoice but pays the undisputed portion of the invoice within ten (10) days of receipt of the invoice, then the Buyer will he entitled to a discount equal to [XX] per cent (1.A) on the undisputed portion of the invoice. The Dispute shall be resolved in accordance with Article 21, and the non-payment by the Buyer for any disputed amount shall not be considered a default under Article 13(b) of this Agreement.

(e)
Invoice amounts shall be in Canadian dollars. Delivery Transformers and their components shall be delivered. in accordance with the terms, specifications and schedules included in Schedule B to this Agreement. The Vendor shall immediately notify the Buyer, in writing, of any. circumstances known or suspected that may cause delay in delivery of the Transformers. Unless otherwise agreed in writing, the Buyer will not accept deliveries in excess of those specified in this Agreement or any purchase order made hereunder and such deliveries shall be entirely at the Vendor’s risk and may be returned by the Buyer to the Vendor at the Vendor’s sole cost and expense.

4

6.           Risk of Loss

All Transformers shall be safely and securely packed for shipment. Title to and risk in the Transformers shall pass to the Buyer on delivery at the Buyer’s location. All delivery costs, including insurance, are for the account of the Vendor.

7.           Invoice Requirements

The Vendor shall render invoices in accordance with the following:

(a)	all invoice amounts shall be in Canadian dollars; and

(b)	all invoices shall be in a form acceptable to the Buyer, rendered in triplicate, and be accompanied by a bill of lading.

8.           Time of the Essence

Time is of the essence in the Agreement. The Vendor shall deliver all Transformers in accordance with the dates and times for performance and delivery specified in Schedule B hereto, and the Buyer shall have the right to take possession of and use any completed or partially completed or delivered portions notwithstanding any provisions to the contrary.

9.           Force Majeure

Either Party will be relieved of liability for delays in delivery or performance because of the intervention of a Force Majeure. In no event shall lack of finances be considered as a Force Majeure. The Party affected by the Force Majeure shall as soon as reasonably practicable, give prompt notice thereof stating the date and extent of the Force Majeure and the cause thereof and, upon cessation of the Force Majeure, take all reasonable steps to resume compliance with its obligations. If a delay in delivery or performance extends beyond ten (10) days, either Party may terminate the Agreement by providing written notice thereof to the other Party.

10.           Warranty

The Transformers, or parts thereof, manufactured or distributed by the Vendor, are expressly warranted to be free from defects in workmanship or materials when subjected to normal and proper use for a period of five (5) years from the date of shipment of such equipment (“the Warranty”). For the 07 Transformer only, the Warranty as it applies to oil leaks shall apply for a period of three (3) years, but shall in all other respects apply for five (5) years. Notice of any claim arising out of this Warranty shall be made in writing within the Warranty period. Without limiting the. Buyer’s right to claim for all damages, losses, expenses, and costs of whatever nature arising out of the Vendor’s breach of this Agreement, if any Transformer supplied under this Agreement is deficient in workmanship or material, the Vendor shall, at the sole option of the Buyer, replace the Transformer or refund the Buyer the price paid for the Transformer. Additionally, if a Transformer should fail within the Warranty Period then the Vendor will pay to the Buyer the costs associated with labour and other associated costs of removal and replacement of the failed unit to a maximum actual cost of two thousand two hundred dollars ($2,200) per failure occurrence. This Warranty shall survive the expiration or termination of this Agreement.

5

11.           Dedicated Inventory

The Vendors shall continuously maintain a quantity of stock dedicated to the exclusive use of the Buyer (“Dedicated Inventory”). The composition of this Dedicated Inventory shall consist of one unit of Toronto Hydro stock code 664-3201 and one unit of Toronto Hydro stock code 664- 3202, or their equivalents should the stock codes be changed. The Vendor shall deliver items from the Dedicated Inventory to the Buyer within forty-eight (48) hours of receipt of notification from the Buyer, on an as needed basis.

12.           Inspection

All Transformers will be subject to final inspection and approval by the Buyer after delivery, and notwithstanding any prior payment. In the event that Transformers are delivered which are not in conformity with the terms, conditions and specifications of this Agreement, the Buyer may, at its option:

(a)	reject the good’s and require the Vendor to immediately deliver replacement goods;

(b)	negotiate with the Vendor an agreeable reduction in the purchase price of the delivered, non-conforming goods; or

(c)
repair/rework the delivered non-conforming goods or cause them to be repaired/reworked at the Vendor’s expense, which expense shall, constitute a proper set-off by the Buyer against amounts otherwise due the Vendor under this Agreement.

13.           Termination

(a)
The Buyer may, for its convenience and at its sole option, terminate the Vendor’s services under this Agreement by providing at least sixty (60) days prior written notice of such termination, whereupon the Vendor shall stop performance of the Vendor’s services under the Agreement, except as may be necessary to carry out such termination and take any other action which the Buyer may reasonably direct. Without limiting the generality of the foregoing, Buyer may terminate this Agreement hi the event that its design specification requirements change. Buyer agrees that it will not terminate this Agreement for the sole purpose of purchasing the same Transformers as are being supplied under this Agreement from a competitor of the Vendor.

6

(b)
If the Vendor fails to fulfil its material obligations under this Agreement, including, without limitation, the failure to meet the delivery schedule contained in Schedule B hereto, then the Buyer may, without prejudice to any other right or remedy the Buyer may have, notify the Vendor in writing that the Vendor is in default of its contractual obligations and instruct the Vendor to correct the default within five (5) Business Days immediately following the receipt of such notice. If the Vendor fails to correct the default in the time specified then, without prejudice to any other right or remedy the Buyer may have, the Buyer may. either correct such default and deduct the cost thereof from any payment then or thereafter due to the Vendor and/or terminate the Agreement.

(c)
If bankruptcy or insolvency proceedings are instituted by or against the Vendor or the Vendor is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes arrangements for the liquidation of its debts, or a receiver or receiver and manager is appointed with respect to all or part of the assets of the Vendor, the Buyer may, without prejudice to any other rights or remedies it may have, immediately terminate the Agreement.

14.           Liability and Indemnification

Subject to this Article, the Vendor shall be liable for and shall indemnify and save the Buyer and its Affiliates (as defined in the Business Corporations Act (Ontario)) and each of their respective officers, directors, employees, managers, advisors and agents (together and hereinafter the “Representatives”) harmless from and against all loss, damage or injury and all actions, claims, losses, damages, costs, expenses, obligations and liabilities arising out of any material breach of the. Vendor’s obligations under the Agreement and/or any of the acts or omissions of the Vendor or any of its employees, agents or subcontractors, whether negligent or otherwise. The Vendor’s liability and duty to indemnify under this Article shall not exceed five million dollars ($5,000,000) per occurance. This Article shall survive the termination of this Agreement.

15.           Insurance

The Vendor shall, during the term of this Agreement, and at its own expense, maintain and keep in full force and effect:

(a)
commercial general liability insurance on an occurrence basis having a minimum inclusive coverage limit, including personal injury and property damage, of not less than five million dollars ($5,000,000) per occurrence, which shall be extended to cover contractual liability, products completed, operations liability, owners/contractors protective liability and must also contain a cross liability clause and a severability of interest. clause; and

(b)
automobile liability insurance on all owned and non-owned vehicles used in • connection with this Agreement and such insurance coverage shall have a limit of not less than two million dollars ($2,000,000) per vehicle, in respect of bodily injury (including passenger hazard) and property damage inclusive of any one accident and mandatory accident benefits.

7

The Buyer and its Affiliates must be added as an additional insured under the above-noted insurance policies. When requested, the Vendor shall provide the Buyer with proof of the above-noted insurance.

16.           Intellectual Property Protection

The Vendor expressly warrants that the manufacture, delivery, sale or use of the Vendor’s goods or services will not infringe any Canadian or foreign patents, trademarks, copyrights, industrial design or other intellectual property rights and the Vendor shall indemnify and save the Buyer harmless from all claims, judgments and decrees that may be entered against the Buyer and against, all damage, liability, costs and expenses (including legal fees and other attendant costs and expenses) the Buyer incurs by reason of any infringement or claim thereof

17.           Confidential Information

The Parties agree and acknowledge that, subject to applicable laws or court order,

(a)
each Party (the “Receiving Party”) shall maintain in strict confidence any and all proprietary and confidential information about the business, operations or customers of the other Party or any of their Affiliates, which it acquires in any form from the other Party (the “Disclosing Party”) by virtue of this Agreement (“Confidential Information”) and will not disclose to any third party or make use of such Confidential Information for itself or any third party without the prior written consent of the Disclosing Party;

(b)
the Buyer is subject to the Municipal Freedom of Information and Protection of Privacy Act (Ontario) (“MFIPPA”) and may be required to disclose Confidential Information concerning the Agreement in accordance with the provisions of MFIPPA.

(c)	a Party shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with any breach of obligations pursuant to this section;

(d)
upon termination of the Agreement, or upon ten (10) days prior written notice from the Disclosing Party requesting return of any or all Confidential Information, the Receiving Party shall forthwith return all such information to the Disclosing Party without retaining any copies thereof.

18.           Assignment

Save and except for the Buyers’ right to assign this Agreement to any of its Affiliates, neither Party may assign this Agreement or any of its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Party, which consent may not be unreasonably withheld.

8

19.           Relationship of the Parties

Nothing contained in the Agreement shall be construed to constitute either Party as the partner, employee or agent of, or joint venturer with the other Party, nor shall either Party have any authority to bind the other in any respect, it being intended that each Party shall remain an independent contractor of the other.

20.           Representations and Warranties

The Vendor represents and warrants to the Buyer that:

(a)
it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and that this Agreement constitutes the legal, valid, and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms;

(b)
it is the absolute beneficial owner of the Transformers, with good and marketable title, free and clear of all liens, charges, encumbrances or rights of others and is exclusively entitled to possess and dispose of the same;

(c)
all Transformers it supplies shall be in compliance with all Applicable Laws and will conform to the specifications, drawings, samples, symbols or other descriptions as specified in the Schedule A hereto, as may be amended from time to time, and will be fit and sufficient for their intended purpose, merchantable and free from defects in material and workmanship. This warranty is in addition to all other warranties specified in this Agreement or implied by law and shall survive acceptance and payment;

21.           Dispute Resolution

(a)
Any and all disputes, disagreements, controversies, questions or claims arising out of or in relation to this Agreement which arise between the Parties shall be referred to, collectively, as a Dispute;

(b)
The Parties undertake to cooperate fully and in good faith attempt to promptly resolve any Dispute by negotiation between their respective representatives, and further, upon the request of either party, executive officers of such Party. If the Dispute is resolved, such resolution shall be evidenced by an instrument in writing;

(c)
If a Dispute has not been resolved within fifteen (15) days of a Party’s request for executive officer negotiation, the Parties may agree to submit the dispute to resolution. The Parties shall bear the costs of any mediation equally. If the matter is resolved through mediation, such resolution shall be evidenced by an instrument in writing.. Mediation shall be considered to have failed if either Party, at any time, gives written notice to such effect to the other Party;

9

(d)
Any Dispute that cannot be amicably settled by negotiation or mediation shall be finally settled by compulsory arbitration. Such arbitration shall be conducted in accordance with the Arbitration Act (Ontario) and shall take place in the City of Toronto. The Parties will bear the cost of any arbitration under this Article 21 in the manner specified by the arbitrator(s). If the arbitrator(s) do(es) not specify the cost, each. Party shall bear its own costs and will share the costs of the arbitrator(s) equally.

(e)	This Article shall survive the expiration or termination of this Agreement.

22.           Reporting

On a monthly basis, throughout the Term of this Agreement, the Vendor shall submit to the Buyer a detailed report in accordance with the Buyer’s requirements providing information related to the status of deliveries under this Agreement and including an account of any delays, quality control or other issues experienced by the Vendor during the month which is the subject of the report.

23.           Severability

In the event that any of the covenants herein shall be held unenforceable or declared invalid for any reason whatsoever, to the extent permitted by law, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of the Agreement and such unenforceable or invalid portion shall be severable from the remainder of the Agreement.

24.           No Waiver

A waiver of any provisions of this Agreement shall not constitute either a waiver of any other provisions or a continuing waiver, unless otherwise expressly indicated in writing.

25.           Enurement

This. Agreement and everything contained herein shall enure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns.

26.           Notice

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed (in the absence of evidence of prior receipt) to have been validly and effectively given on the same day if personally served, the next Business Day if sent by facsimile or similar means of recorded communication or on the fifth Business Day next following where sent by registered mail.  Notices shall be addressed as follows:

10

to the Buyer:

Name:	Joanne Kehoe
Title:	Supervisor, Supply Chain
Address:.	500 Commissioners Street, Toronto, ON., M4M 3N7
Telephone:	416-542-2505
Facsimile:	416-542-2663

to the Vendor:

Name:	Raymond Haddad
Title:	General Manager
Address:	612 Bernard Road, Granby, PQ., J2G 8E5
Telephone:	450-378-9018
Facsimile:	450-378-0626

27.           Permits and Applicable Laws

The Vendor shall, at its sole expense, obtain and maintain during the term of the Agreement, all permits, licences and approvals required by law to perform its obligations under the Agreement. The terms and conditions of the Agreement shall be carried out in strict compliance with all federal, provincial, and local laws, orders in council, directives, rules, regulations, codes and ordinances of the Government of Canada. Without limiting the generality of the foregoing, the Vendor shall comply with the Persona! Information Protection and Electronic Documents Act (Canada) (“PIPEDA”) and any other applicable privacy legislation with respect to any personal information it collects, uses or discloses in connection with the Agreement and shall indemnify and save harmless the Buyer and its Representatives from and against any and all claims, demands, suits, losses, damages, causes of action, fines or judgments (including related expenses and legal costs) they may incur related to or arising out of any non-compliance therewith.

28. Governing Law

The Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Parties irrevocably attorn to the jurisdiction of the courts of Ontario with respect to any matter arising under or related to the Agreement.

29.           Entire Agreement

(a)
This Agreement, including all Schedules hereto, constitutes the entire agreement between the Vendor and the Buyer relating to the subject matter hereof. This Agreement supersedes all prior correspondence, representations, warranties, covenants, collateral undertakings, discussions, negotiations, understandings or agreements, oral or otherwise, express or implied, unless otherwise provided in this Agreement.

(b)	No modification or amendment to this Agreement shall be binding on the Buyer unless agreed to in writing.

11

30.           Schedules

All schedules described in this Agreement shall be deemed to be incorporated in and made part of this Agreement, except that if there is any inconsistency between this Agreement and the provisions of any schedule, the, provisions of this Agreement shall prevail. Schedule A may be amended from time-to-time by the Buyer to reflect changes in the technical specifications for the Transformers. Amended specifications shall form part of this agreement, and shall supersede and replace all prior versions of the same specification.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above:

PIONEER TRANSFORMERS LIMITED	TORONTO HYDRO-ELECTRIC SYSTEM LIMITED

Per: /s/ Raymond Haddad	Per: /s/ Johanne Kehoe

Name: Raymond Haddad	Name: Johanne Kehoe

Title :V-P of Operations	Title: Supervisor, Supply Chain

I have authority to bind the corporation.	I have authority to bind the Buyer.

12

SCHEDULE A

The following specifications, as may be amended from time-to-time, form part of this Agreement:

05 Transformers:

DT-SW-02R1 – Three. Phase Subway-Type Distribution Transformers with Primary Disconnecting & Grounding

D-14-11R1 – Three Phase Network Transformers with Primary Disconnecting & Grounding Switches

PT-01R1 – 500 to 4000 MVA 27.6kV Grd Y/16000 or 27.6 kV Delta to 208 GrdY/120V or 600 GrdY/347V Power Transformer

07 Transformer:

ED 384 (and the addendum thereto) – Off-Load Tap Changing 10000/13333 kVA 60 Cycle,3Phase Outdoor Station Type Transformers

TORONTO HYDRO

TECHNICAL SPECIFICATION

THREE PHASE SUBWAY-TYPE

DISTRIBUTION TRANSFORMERS WITH PRIMARY

DISCONNECTING & GROUNDING

SPECIFICATION NO. DT-SW-02R1

PREPARED BY:	/s/ H. Stucklus
ENGINEER, STANDARDS & MATERIALS SECTION

REVIEWED BY:	/s/ L. Pen
SUPERVISOR, STANDARDS & MATERIALS SECTION

CERTIFICATE OF APPROVAL THIS TECHNICAL SPECIFICATION MEETS THE SAFETY REQUIREMENTS OF SECTION 4 OF ONTARIO REGULATION 22/04
/s/ J. Petras	Aug. 31/-5
JOHN PETRAS PROFESSIONAL ENGINEER	DATE MANAGER, STANDARD & MATERIALS

THREE PHASE SUBWAY-TYPE

DISTRIBUTION TRANSFORMERS

SCOPE

i
This specification supplements the requirements of CSA Standard CAN/CSA-C199¬M1982 for Toronto Hydro Three Phase Subway - Type Distribution Transformers, Type ONAN, suitable for operation in a partially or totally submerged condition, with exposure to corrosive conditions, and for ratings up to 2500 kVA for installation on the Toronto Hydro 13800 V system.

ii	Except where altered by the requirements of this specification, all transformers shall be designed and manufactured in accordance with CAN/CSA-C 199- M1982.

iii
The numbering of clauses in this specification is identical to that used in CSA Standard CI99. Any additional or modifying statements added to the same numbered CSA clause shall form part of this specification and the requirements, as given in this specification, shall govern. Where no reference is made, the CSA Standard C199 applies as written.

iv	All specifications mentioned herein shall be the latest editions.

REFERENCE PUBLICATIONS
ANSI Standard

C57.12.90	Test Code for Liquid-Immersed Distribution, Power, and Regulating Transformers and Guide for Short-Circuit Testing of Distribution and Power Transformers

ANSI\EEE 386-1985	Separable Insulated Connectors for Power Distribution Systems above 600 V.

C57.12.28	Padmounted Equipment – Enclosure Integrity

C57.12.32-2002	IEEE Standard for Submersible Equipment – Enclosure Integrity

C57.12.40-1994	Requirements for Secondary Network transformers, Subway and Vault Types (Liquid Immersed)

CSA Standards

C199-M1982	Three Phase Network Transformers

C2-M91	Single-Phase and Three-Phase Distribution Transformers; Types ONAN and LNAN

C50	Insulating Oil, Electrical for Transformers and Switches

C22.2 No.0.15	Adhesive Labels

CAN3-108.3.1-1987	Tolerable Limits and Methods of Measurement of Electromagnetic Interference from Alternating Current High Voltage Power Systems 0.15 MHz-30 MHz.

ASTM Standard

D1816	Test Method for Dielectric Oil

B6-1	Insulating Oil for New Electrical Apparatus

ISO Standards

9001	Quality Systems- Model for Quality Assurance in Production, Installation and Servicing

3.2	Service Requirements

3.2.1	Operating conditions associated with Category 2 shall apply.

4.1	Tanks, General

4.1.2	The maximum dimensions for the transformer are given in Figure 1 attached to this specification.

4.1.3	The thicknesses for the tank wall, cover and bottom as shown in CSA Cl 99 Table 3 shall be changed to read a minimum of 8 mm.

Respondents are requested to submit a priced proposal for the fabrication of a stainless steel tank and provide rationale based on experience that shows the technical advantages for the use of stainless steel over finished mild steel. Toronto Hydro proposes to carry out a life cycle evaluation of each type of tank and determine which tank provides the lower cost.

4.1.4	Liquid Insulant

For ONAN type transformers, the dielectric oil shall meet the minimum requirements of CSA C50 and shall be Class B, Type II. The dielectric oil shall be new and shall contain no detectable amount of PCB’s in accordance with CSA C50. The minimum dielectric strength at time of shipment shall not be less than 40 kV when tested in accordance with ASTM D1816 using a 2 mm electrode spacing.

4.2.3
The access opening dimensions shall be increased for the circular opening to. 510 mm and for the rectangular one to 355 mm x 460 mm. The opening shall provide access to winding, tap changer and bushing terminals and shall project approximately 10 mm above the tank surface. All covers shall be equipped with handles or loops for lifting.

4.3	Tank Finish

4.3.2	Category 2 service requirements apply. Add the following finishing requirements:

The standard exterior finish shall be light grey number 70, Munsell notation 51307.0/0.4. In addition, the exterior finish shall conform to ANSI C57.12.28-1988, clause 5.4, except the salt spray acceptance test criteria shall be 3000 hours.

Submersible transformers on the Toronto Hydro system are subjected to a very severe salt and wet environment and often display heavy corrosion. Toronto Hydro is prepared to consider an alternative paint standard such as IEEE Standard C57.12.32 – 2002 if the Respondent can show evidence that it provides a superior performance under these adverse conditions.

4.4	Moving Facilities

4.4.2	The transformer tank shall be provided with four jack steps 140mm wide, 76mm high and not less than 90mm deep, located at a. minimum distance of 100nun above the base.

4.5	Bushings and Terminations

4.5.1
The high and low voltage bushing locations are shown in the Figure 1 at the end of this specification. Provisions shall be made so that the bushings can. be removed and replaced without removing the transformer core from the tank.

4.5.2
The high voltage connection shall be three core lead covered cable. Clamp type connectors are to be used and are to be suitable for #210 copper or #4/0 aluminum conductors. The wiping sleeve shall be equipped with a vent hole with threaded plug. If predrilled, the wiping sleeve shall be capped, so that moisture cannot enter the chamber during transportation and outdoor storage.

4.5.5
Low-voltage terminals shall be spade-type sized and drilled according to CSA Standard C2-M1982, Figure 3, diagram IV (4 hole) and diagram V (6 hole) as applicable. The number of holes per phase are as follows:

Table 1: Number of Holes Per Phase on Low-Voltage Termination

4.6	Low Voltage Neutral

4.6.1	The neutral bushing location is shown in the Figure 1 at the end of this specification. Sub-section (a) applies for voltage 208Y/125 and (b) for voltages 433Y/250 and 600Y/347.

4.6.2	The number of holes shall be according to Table 1.

4.7	Grounding

Also, connectors such as Bundy KPA 28 or equivalent that can accept cable sizes #1/0 to # 4/0 shall be provided.

4.8	Tap Changer

4.8.1
The off-load tap changer shall be located on the terminal side of the transformer. The tap changer handle shall be designed to allow the use of a standard Toronto Hydro padlock in any position (see drawing M-3-30 attached to this specification).

A separate warning sign shall be mounted close to the tap changer handle and shall be engraved using bold letters of at least 15mm high as follows:

OPERATE TAP CHANGER SWITCH ONLY WHEN TRANSFORMER IS DE-ENERGIZED

5.	ELECTRICAL CHARACTERISTICS

5.1.2	Item (b)(65° rise) shall apply.

5.3	Voltage Rating

5.3.1
The nominal primary voltage shall be 13,800 volts, delta connection, and the nominal secondary voltages shall be 216Y/125 volts, 433Y/250 volts, and 600Y/347 volts. Tests and calculations shall be based on design ratios of 110:1, 55:1 or 40;1, respectively.

5.3.2	The full load impedance shall not be less than 4%

6.	HIGH VOLTAGE SWITCH

6.1.1
The primary switch is to be designed for 13,800 volt, three-phase, 60Hz operation and shall have a nominal rating of 15,000 volts. The dielectric strength of the primary switch in the open position shall be sufficient to permit periodic five-minute cable tests at 45 kV D.C. in the field.

The switch, non-interrupting type, shall be designed to operate in the sequence of open, close,: and ground as follows:

OPEN:	incoming feeder is disconnected from transformer.

CLOSED:	incoming feeder is connected to transformer.

GROUND:	incoming feeder is solidly grounded and short circuited between phases.

The blade position shall be clearly marked on the front of the switch. The primary switch shall be designed so that a standard Toronto Hydro padlock (see drawing M¬3-30 attached to this specification).can be used to lock the switch in any position.

6.1.4
The primary switch operating handle shaft height shall not be excessively high or low. The most desirable heights are given in the table of Figure 1. The maximum operating force of the operating handle shall not exceed 180 Newtons (401bf).

6.2.3
The primary switch shall have a nominal continuous current rating of 200 amperes. It shall be capable of withstanding a short-circuit current of 25kA rms symmetrical for 2 seconds, and 40kA rms asymmetrical for 0.2 seconds without causing any damage to contacts, leads, or other parts, or permitting sufficient heat to be generated which could seriously lower insulating value of the oil or generate gases to increase the pressure to dangerous levels.

9.	TESTS

In addition to clauses 9.1 to 9.7, the following shall apply.

(a)	Type Tests

Type tests shall be performed and submitted by the successful Respondent(s) when changes are made to either the transformer design, manufacturing process, component(s) or raw material.

The type tests for temperature rise, BIL, RN, sound level and short circuit shall be carried out on representative unit(s) on order when requested by Toronto Hydro unless Certified Test Reports are made available from other units whose equivalence with regard to the required tests are acceptable to Toronto Hydro. The successful Respondent(s) must submit such Certified Test Reports for approval prior by Toronto Hydro upon Toronto Hydro’s initial order of the transformer.

Respondents shall include in their Proposal, in addition to unit prices, the cost for performing each of the type tests noted should the Certified Type Test results, based on similar units, prove unacceptable to Toronto Hydro.

(b)	Routine Tests

In addition to CSA C2 routine tests the following shall be conducted:

1)	Resistance measurement

2)
With reference to the tank leakage routine tests specified in the CSA C2, clause 9.2 (h), the manufacturer is required to submit to TH for approval, a detailed explanation of the test procedure and test parameters that he proposes to use to conduct the tank leak test on each unit.

3)	An impulse test shall. be conducted on all units.

11.	OPTIONAL ITEMS

11.1	The following optional items shall be provided:

(a)	An automatic pressure relief devise per CSA C2 section 8.3

(b)
A viewing window shall be provided on the front of the disconnecting and grounding switch such that the switch blades and the electrical interlock, including their operating states, are visible through the viewing window. The viewing window shall be scratch resistance and adequately strong to withstand the mechanical force under an electrical fault.

(g)	High voltage bushing connector for copper or aluminum cable sized to transformer capacity for ANSI loading conditions.

SUPPLEMENTARY REQUIREMENTS

The following requirements are in addition to those outline above.

12.	QUALITY ASSURANCE

Transformers shall be designed and manufactured to in accordance with a quality program, approved by a certified registrar to ISO 9001.

13	MARKINGS

13.1	Transformer Nameplate

In addition to the information to be contained in the combination nameplate and connection diagram as outlined in CSA Standard C199, the nameplate shall contain the following information:

Toronto Hydro Purchase Order Number
Total weight of the insulating liquid
Total volume of the insulating liquid
PCB content

The nameplate shall contain the following warning in bold prints

(A)	OPERATE THE PRIMARY DISCONNECTING AND GROUNDING SWITCH ONLY WHEN THE. TRANSFORMER AND INCOMING PRIMARY FEEDER ARE DE-ENERGIZED.

SWITCH IN OPEN POSITION:

HIGH VOLTAGE LINE OPEN AND DISCONNECTED FROM. TRANSFORMER.

SWITCH IN GROUND POSITION:

HIGH VOLTAGE LINE GROUNDED, AND SHORT-CIRCUITED.

SWITCH IN CLOSED POSITON:

HIGH VOLTAGE LINE CONNECTED TO TRANSFORMER

(B)	OPERATE THE TAP CHANGER SWITCH ONLY WHEN THE TRANSFORMER IS DE-ENERGIZED.

13.2	High Voltage and Low Voltage Terminal Markings

The high and low, voltage terminals shall be stenciled H1, H2, etc. and X , X2, X3, etc: respectively in minimum 50mm high white lettering.

13.3	Stock Code, kVA and Voltage Markings

The stock code number shall be stenciled on the front of the switch chamber. “< 2 ppm PCB” note shall be shown on the transformer nameplate.

14.	WITNESSING

The successful Respondent(s) shall advise Toronto Hydro a minimum of four (4) Business Days in advance of scheduled, testing to enable Toronto Hydro to send inspectors to witness the production tests. All testing is to be completed during the normal working hours of Toronto Hydro (Monday, to Thursday, 7:30 a.m. to 3:30 p.m., Friday, 7:30 a.m. to 12:00 p.m., with the successful Respondent(s) responsible’ for all costs incurred by Toronto Hydro for time spent beyond said hours. Where the location of transformer testing is more than 200 km from Toronto Hydro, a minimum of seven (7) Business Days’ notice will be required.

All transformers of each rating on order may be test-witnessed at the discretion of the inspectors of Toronto Hydro.

The successful Respondent(s) shall provide the inspectors of Toronto Hydro, without restriction, access to its premises and test areas for the purpose of quality surveillance and verification.

Toronto Hydro reserves the right to select, at random, transformers from a production lot for the production tests, when necessary.

15.	EVALUATION DATA

Respondents must provide the following information to Toronto Hydro for the evaluation of the transformer losses and characteristics. Proposals lacking the required data may not be evaluated.

15.1	Guaranteed value of no-load losses at 105% rated voltage and corrected to 85°C.

15.2	Exciting current at 105% rated voltage.

15.3	Guaranteed value of load losses and impedance at rated current and voltage, corrected to 85° C.

15.4	Percentage regulation at 0.8 and unity power factors.

15.5	Efficiency at 1/4, 1/2, 3/4, full-load and 5/4 full-load.

15.6	Material used for high-voltage and low-voltage windings.

15.7	High voltage switch technical data.

15.8	A dimensional outline drawing.

15.9	Location of plant where transformers are to be manufactured.

16.	DRAWINGS

In the event of an order, the successful Respondent(s) shall submit to Toronto Hydro three (3) copies of the following drawings for approval, prior to commencement of production:

16.1	Dimensional outline drawing.

16.1.1	The drawing shall accurately display all features of the unit to be supplied. Any feature not being provided shall not be shown.

16.1.2	The drawing shall show primary and secondary voltages and kVA of unit being supplied.

16.1.3	The drawing shall also bear the name of Toronto Hydro and the relevant purchase order number.

16.2	Nameplate data such as weight, dimensions, litres of fluid, base detail, location of bushings and devises, height of switch handle, height if wiping sleeve, arrangement of accessories, etc.

16.3	Details of switch and termination chamber.

One copy of each, bearing Toronto Hydro’s approval with any remarks or comments, will be returned to the successful Respondent(s). If revision to the drawing is made, re-submission for approval is required unless stated otherwise, in writing, by Toronto Hydro.

Once the dimensional outline and the nameplate data drawings are approved by Toronto Hydro, new drawings are not required for the duration of the Strategic Supply Agreement.

17.	CERTIFIED TEST REPORT

Upon the placement of Toronto Hydro’s initial order of the transformer, the successful Respondent(s) shall submit two (2) copies of a Certified Test Report reflecting all production and type test results as outlined in this specification.

Certified Test Reports shall include all the information as outlined in the attached sample Test Report format (see Appendices Al & A2 to this specification).

The Certified Test Reports must be approved by Toronto Hydro prior to the shipment of the equipment. Approval or rejection of the Certified Test Reports will be given within five (5) Business Days of their receipt.

If the manufactured equipment does not comply with all the requirements of this specification, Toronto Hydro reserves the right to reject all, or part of, the equipment under the Strategic Supply Agreement. The right of rejection will apply whether the equipment is in plant, in the warehouses of Toronto Hydro or in final installed position.

18.	SHIPMENT

The successful Respondent(s) shall take an necessary precautions to avoid damage to the transformers during shipment and to ensure safe arrival at destination. Any damage to the paint, tank, hood, bushings or internal parts of any transformer on receipt at destination will be cause for rejection of the units until satisfactory repairs are arranged by the successful Respondent(s). Any claims against the transport company will be the responsibility of the successful Respondent(s).

Shipment shall only be made when authorization is given by Toronto Hydro.

19.	LATE DELIVERY

The successful Respondent(s) agrees that in the event it should fail to deliver the transformer within the time scheduled for delivery as specified in the purchase order, it may be required to pay to Toronto Hydro a fee, up to a maximum of ten percent (10%) of the total purchase price, which will be deducted from the invoice. This fee will be deducted only if Toronto Hydro, as a result of the shipment delay, is required to construct and remove temporary facilities which may be required to meet the commitments of Toronto Hydro to provide electric power.

Toronto Hydro also has the right to cancel the order without cost to Toronto Hydro if the late delivery is deemed unacceptable, in Toronto Hydro’s sole discretion.

20.	WARRANTY

If a transformer is defective upon arrival or malfunctions in normal service, for causes other than accident, misapplication, or abuse, for a period of one (1) year after the unit is placed in service, or two (2) years after delivery, whichever occurs first, the defective transformer will be returned to the successful Respondent(s) by common carrier at the successful Respondent(s)’s expense.

The successful respondent(s) shall make good all defects or shall provide a new transformer to replace the defective one without cost to Toronto Hydro. If the successful Respondent(s) fails to repair or replace the returned transformer within a time period agreed upon by the parties, the successful Respondent(s) shall reimburse Toronto Hydro for the purchase price of the transformer. Transformers returned under warranty shall have a Certified Test Report and a report on the cause of failure.

Approval of tests by Toronto Hydro or its appointed agents shall not relieve the successful Respondent(s) of its responsibilities with respect to warranty.

21.	INFORMATION SUBMITTED WITH THE PROPOSAL

Respondents shall submit the following information with their Proposal:

1.	Layout drawing showing dimensions and weights and location of all devices and features.

2.	Toronto Hydro Data Sheets, as attached to this specification

3.	Guaranteed losses, impedances and delivery times

4.	Manufacturers technical data, bulletins, switch operation details and test reports on bushings, loadbreak switches and fusing

6.	Separate optional pricing for type tests.

7.	Clearly identified exceptions to this specification.

22.	TRANSFORMER LOSSES EVALUATION

22.1	Evaluation of Proposals

Respondents shall note that, in evaluating the Proposals, Toronto Hydro will calculate the present value of the quoted transformer losses and add it to the quoted prices using the following formula:

[XX]

Full load losses result when the transformer supplies a load at rated current and does not include no-load loss.

For this purpose, the dollar values assigned to the losses are:

[XX]

22.2	Excessive Loss Evaluation

In cases where the final average measured losses of identical units exceed the guaranteed values, the Toronto Hydro reserves the right to reject all of said units. If the Toronto Hydro should choose to accept these units, the successful Respondent(s) must reimburse the Toronto Hydro for the additional cost of the transformer losses, which will be deducted from the successful Respondent(s)’s invoice.

In order to assess the value of non-guarantee, the average value of the measured no-load and full-load losses, taken from all of the identical units on order, will be used as the basis for the losses calculation. The cost. of losses will be calculated as follows:

a)	If the no-load losses exceed the guarantee while the full-load losses are within the guarantee, the calculation for the cost of losses will be based on the following formula:

[XX]

b)	If the no-load losses are within guarantee while the full-load losses exceed the guarantee, the calculation for the cost of losses will be based on the following formula:

[XX]

c)	If both no-load and full-load losses exceed the guarantee, the calculation for the cost of losses will be based on formula (2). Present value of cost of excess transformer losses in dollars

[XX]………(2)

Where:

[XX]
[XX]
[XX]

23.
DELIVERY

Respondents shall state in weeks the shipment time from the date of award of the Strategic Supply Agreement.. The location within the City of Toronto to which the delivery is to be made will be specified by the time of shipment.

The successful Respondent(s) is to provide five (5) Business Days’ notice prior to shipment so that arrangements can be made to receive transformers. Transformers shall be delivered during normal working hours, Monday to Thursday (7:30 a.m. to 3:30 p.m.), Friday (7:30 a.m. to 12:00 p.m.) allowing sufficient time for receiving and offloading the transformers.

Transformers shall only be delivered after the submitted drawings and test results have been approved by Toronto Hydro.

M-3-30

TORONTO HYDRO— ELECTRIC SYSTEM UNDERGROUND CONSTRUCTION STANDARDS

SHACKLE CAN BE TURNED THROUGH 360° IN EITHER DIRECTION.
WIRE CHAIN 25mm (1") LINKS
46
1 13/16"
19
3/4"
10±
3/8
191
7 1/2"
13
1/2
1/32"
43
1 11/16"
50±
1 15/26"
OPEN POSITION
23
29/32"
CLOSED
LOCK CYLINDER
BOTTOM VIEW
32
1 1/4"
12
15/32
24
15/16"
YALE
CLOSED POSITION

REVISED							

TORONTO HYDRO STANDARD PADLOCK

Amax
TRANSFORMER
Cmax
Bmax
PRIMARY
SWITCH
X0
X1 X2 X3
D
PLAN VIEW
TRANSFORMER
H1 H2 H3
X0 X1 X2 X3
PRIMARY
SWITCH
Emax
G
F
FRONT ELEVATION VIEW

KVA rating	Maximum Projected Dimension (mm)				Height of Switch Handle
	A	B	C	E	F
150/250	1500	1100	850	1550	700-1200
300	1500	1400	1100	1700	700-1200
500	1530	1400	1100	1900	900-1200
750	1550	1575	1400	2100	900-1200

FIGURE 1 Subway Transformer Dimensional Limitations

DATA SHEET
SUBWAY TRANSFORMER WITH PRIMARY SWITCH

RESPONDENT'S NAME:			
Quantity Required			
Oil Type			
KVA Rating		Regulation 80% P.F. 100% P.F.	 % %
Primary Voltage	kV Delta		
Secondary Voltage	V wye		
Temperature Rise	°C	Tap Voltages Tap #1 Tap #2 Tap #3 Tap #4 Tap #5	 V V V V V
Insulation Class	°C		
Winding Materials Primary Secondary			
Sound Level	dB	Weights Core & Coils Enclosure & Fittings Primary Switch Complete Unit	 kg kg kg kg
Impedance % at	°C		
No-Load Losses at 105% V Full Load losses Total Losses	W W W		
Exciting Current 100% V 110% V 115% V	 % % %	Dimensions (See Figure 1) A: B: C: D: E: F: G:	 mm mm mm mm mm mm mm
Efficiency 25% Load 50% Load 70% Load 100% Load 125% Load	 % % % % %

TORONTO HYDRO •

TECHNICAL SPECIFICATION

THREE PHASE NETWORK TRANSFORMERS

WITH PRIMARY DISCONNECTING &

GROUNDING SWITCHES

SPECIFICATION NO. D-14:41 R1

PREPARED BY:	/s/ H. Stucklus
ENGINEER, STANDARDS & MATERIALS SECTION

REVIEWED BY:	/s/ L. Pen
SUPERVISOR, STANDARDS & MATERIALS SECTION

CERTIFICATE OF APPROVAL THIS TECHNICAL SPECIFICATION MEETS THE SAFETY REQUIREMENTS OF SECTION 4 OF ONTARIO REGULATION 22/04
/s/ J. Petras	August 31, 05
JOHN PETRAS PROFESSIONAL ENGINEER	DATE MANAGER, STANDARD & MATERIALS

THREE PHASE NETWORK TRANSFORMERS

INTRODUCTION

i
This specification supplements the requirements of CSA Standard CAN/CSA-C199- M1982 for Three Phase Neutral Transformers, Type ONAN and LNAN, suitable for operation in a partially or totally submerged condition, with exposure to corrosive conditions and for ratings up to 2000 kVA for installation on the Toronto Hydro 13800 V system.

ii	Except where altered by the requirements of this specification, all transformers shall be designed and manufactured in accordance with CAN/CSA-C199- M1982.

iii
The numbering of clauses in’ this specification is identical to that used in CSA Standard C199. Any additional or modifying statements added to the same numbered CSA clause shall form part of this specification and the requirements, as given in this specification, shall govern. Where no reference is made, the CSA Standard C199 applies as written. .

iv	All specifications mentioned herein shall be the latest editions

REFERENCE PUBLICATIONS

CSA Standards

C199-M 1982	Three Phase Network Transformers

C2-M91	Single-Phase and Three-Phase Distribution Transformers, Types

ONAN and LNAN

C50	Insulating Oil, Electrical for Transformers and Switches

C22.2 No. 0.15	Adhesive Labels

CAN3-108.3.1-1987	Tolerable Limits and Methods of Measurement of Electromagnetic Interference from Alternating Current High Voltage Power Systems 0.15 MHz-30 MHz.

ANSI Standard

C57.12.90	Test Code for Liquid-Immersed Distribution, Power, and Regulating Transformers and Guide for Short-Circuit Testing of Distribution and Power Transformers

ANSINIEEE 386	Separable insulated Connectors for Power Distribution Systems

1985	Above 600 V.

C57.12.28	Padmounted Equipment – Enclosure Integrity

C57.12.40-1994	Requirements for Secondary Network transformers, Subway and Vault Types (Liquid Immersed)

IEEE C57.12.32	Submersible Equipment – Enclosure Integrity

ASTM Standard

D1816	Test Method for Dielectric Oil

B6-1	Insulating Oil for New Electrical Apparatus

ISO Standards

9001	Quality Systems- Model for Quality Assurance In Production, Installation and Servicing

3.2	Service Requirements

Operating conditions associated with Category 2 shall apply. Add the following finishing requirements:

The standard exterior finish shall be light grey number 70, Munsell notation 513G7.0/0.4.

4.0	MECHANICAL CHARACTERISTICS AND TRANSFORMER ACCESSORIES

4.1.1	The transformer shall be of sealed construction with the cover bolted in place.

4.12
The transformer layout shall conform to CSA C199, Figure 2 except the low voltage neutral shall be located close to H1 of the termination chamber. The transformer dimensions shall conform to attached drawing #D-14-11-D10.

4.1.3
In addition, Respondents are requested to submit a priced proposal for the fabrication of a stainless steel tank and provide rationale based on experience that shows the technical advantages for the use of stainless steel over finished mild steel. Toronto Hydro proposes to carry out a life cycle evaluation of each type of tank and determine which tank provides the highest reliability for cost.

4.2
The access opening dimensions shall be increased for the circular opening to 510 mm and for the rectangular one to 355 mm x 460 mm. The opening shall provide access to winding, tap changer and bushing terminals and shall project approximately 10 mm above the tank surface. All covers shall be equipped with handles or loops for lifting.

4.3.2	In addition, the exterior finish shall conform to ANSI C57.12.28 1988, clause 5.4, except the salt spray test acceptance criteria shall be 3000 hours.

Submersible transformers on the Toronto Hydro system are subjected to a very severe salt and wet environment and often display heavy corrosion. Toronto Hydro is prepared to consider an alternative paint standard to IEEE Standard C57.12.32 – 2002 if the Respondent can show evidence that it provides a superior performance under these adverse conditions.

4.4.1	The main cover and primary switch tank, if removable, shall be equipped for lifting in a properly balanced manner and shall have a safety factor of 5 in accordance with ANSI per clause C57.12.40.

4.4.2
The transformer tank shall be provided with four jack steps 140mm wide, 76mm high and not less than 90mm deep, located at a minimum distance of 100mm above the base channels and usable with or without skids attached.. The design in accordance with ANSI C57.12.40 shall provide a safety factor of 5.

4.5.2
Straight receptacle – three 600 A, 15kV, dead break apparatus bushing externally clamped shall be provided for receiving three straight receptacles with capacitive test points. The termination chamber has been eliminated and the switch chamber is used to terminate the primary connections. The three receptacles shall be connected to three single conductor 3/0 XLPE cables, 100% insulation. The bushings shall be Elastimold Cat. # 675T1 or approved equivalent in accordance with ANSI/IEEE 386.

4.5.9
Provision to mount the network protector to the transformer tank shall be in accordance with CSA C199 Figure 5 for 1875 A and Figure 6 for 3000 and 3500 A ratings. The support bracket shall be in the same plane as the compressed gasket for the LV flanged throat and recessed as shown in Figure 6. The gasket, which shall be included, shall be one piece. The dowel pin (see Figure 5 and 6) shall protrude 25 mm (1”)).

4.5.10
A steel backing plates 12.7 mm (1/2”) thick (see figures 5 and 6) shall be used at the mating surfaces and all fasteners such as washers, bolts, etc., required to secure the connection at the protector and transformer shall be provided. Bolting surfaces shall be silver plated; brush plated is unacceptable.

4.5.11	The flexible connections and secondary bushings shall be rated as follows:

216Y/I25 V	433Y250 V.	Minimum Current
500 kVA	1000 kVA .	1875 A
750 kVA	1500 kVA	3000 A
1000 kVA	2000 kVA	3500 A

4.6.1
In addition, see CSA CI 99 Figure 2 for approximate location of the neutral terminal except the required location is between LV and /IV bushing arrangements, and below the cover to provide clear access to the neutral terminal. The terminal shall be 6 hole in accordance with CSA C2 Figure 3(iv). Bolting surfaces shall be silver plated; brush plated is unacceptable.

4.7	The ground terminal shall be supplied with a solderless connector suitable for receiving 1/0 to 4/0 stranded conductor.

4.8.1
The tap changer handle shall be designed to allow the use of a standard Toronto Hydro padlock (see attached drawing D-14-11-D20) in any position. The tap changer shall have a current carrying capacity that. corresponds to 150% of the current rating of the winding and shall not limit the loading of the transformer in accordance with ANSI C57.

A separate warning sign shall be mounted close to the tap changer handle and shall be engraved using bold letters of at least 15mm high as follows:

OPERATE TAP CHANGER SWITCH ONLY WHEN

TRANSFORMER IS DE-ENERGIZED

4.10
In addition, the thermometer shall be equipped with two auxiliary form “C” contacts: one to operate at 95° C and the other at 110° C. The auxiliary wiring shall terminate in a plug with a weatherproof cap. A sign shall be mounted close to the thermometer and shall be engraved using bold letters of at least 15mm high as follows:

Maximum Continuous temperature: 95° C

Maximum Permissible temperature: 110° C

4.12.1	In addition, the drain valve shall be Globe type and complete with sampling devise.

4.13	Oil Specification

The dielectric oil shall meet the minimum requirements of CSA C50 and shall be Class B, Type IL The oil shall be new and shall contain no detectable amount of PCB’s in accordance with CSA C50. The minimum dielectric strength at time of shipment shall be not less than 40 kV in accordance with ASTM D1816 using a 2 mm electrode spacing.

5.0	ELECTRICAL CHARACTERISTICS

5.1.1
The transformer shall be designed to deal with higher losses associated with harmonics that are generated as a result of supplying non-linear loads to our commercial customers. In order to deal with harmonic loading, a K-factor rating of 4 as defined by ANSI C57.110 is required.

5.1.2	The kVA rating shall be based on item (a), continuous operation at a winding. temperature rise not exceeding 55° C but with a 65° C insulation system.

5.3.1	The nominal HV to LV turn ratio shall be 110:1 for 216Y/125 V and 55:1 . for 433Y/250

5.3.2	All taps shall be rated full capacity.

5.4	The full load impedance shall be 6.44%

5.8	No-load loss must be greater than or equal to 0.12% of the nameplate kVA rating and no special devises such as resistor banks shall be used to meet this requirement.

6.1.1	The switch voltage rating shall be 13,800 V, 15 kV class.

6.1.4
Three auxiliary form “A” contacts shall be provided, one per switch position. The wiring from the contacts shall be terminated in a plug that will be provided with a weatherproof cap. The switch shall be design to accept the Toronto Hydro standard padlock (see attached drawing D-14-11- DI 0). The operating handle shall be positioned 900 mm to 1200 mm above ground level and the maximum force to operate the handle shall not exceed 180 Newtons (40 lb°.

6.2.3	The short time current capability of the switch shall be 25 kA(sym) for 2 s and 40 kA(sym) for 0.2 s.

6.2.4	In addition, the interlock shall be internally mounted having a single phase coil connected line to ground and shall operate without noise or chatter.

7.2.6
A front viewing window shall be provided such that the disconnect and ground switch blades, their operating states and interlock are visible. The viewing window shall be scratch resistant and adequately strong to withstand mechanical forces from an internal fault.

9.1	In addition to the routine tests specified in CSA C2, Respondents shall conduct the following on each unit:
1)	Resistant measurement
2)	Pick up and drop out voltage of the electrical interlock
3)	Tank test: Respondents are required to submit to Toronto Hydro, for approval, a detailed explanation of the test procedure and test parameters that they propose to use to conduct the tank leak test.
4)
The switch with all terminals in position shall be subjected to a test of three times the operating voltage between phases for a period of five minutes. Further with the switch in the open position, a 36,000 V test shall be applied between phase and ground for one minute.

5)	The interlock coil and leads must be subjected to 10,000 V to ground for one minute.
6)	Percentage regulation at 1.0 and 0.8 power factors.
7)	Efficiency at 1/4, 1/2, 3/4, full-load and 5/4 full-load.

9.8	Type Tests

Type tests shall be submitted by the successful Respondent(s) when changes are made to either the transformer design,, manufacturing process, component(s) or raw material.

The type tests for temperature rise, BIL, RN, sound level and short circuit shall be carried out on representative unit(s) on order when requested by Toronto Hydro unless Certified Test Reports are made available from other units whose equivalence with regard to the required tests are acceptable to the Toronto Hydro. The Respondent(s) must submit such Certified Test Reports for approval by Toronto Hydro upon Toronto Hydro’s initial order of the transformer.

Respondents shall include in their Proposal, in addition to the unit prices, the cost for performing each of the type tests noted above in the event that the Certified Test Reports results, based on representative units, prove unacceptable.

10.	NAMEPLATE

10.1	Transformer Nameplate

-	In addition to the information to be contained in the •combination nameplate and connection diagram as outlined in CSA Standard C199, the nameplate shall contain the following information:

-	Toronto Hydro purchase order number -

-	Total weight and volume of the insulating liquid in switch chamber, termination chamber and main tank

-	Total volume of the insulating liquid

-	PCB content and k-factor, as applicable

-	Title “3 Phase Network transformer”

-	Transformer type e.g. Subway- Category II

-	BIL and current ratings

-	Primary switch type e.g. dead break, no load, etc.

-	The following warnings:

OPERATE THE PRIMARY DISCONNECTING AND GROUNDING SWITCH ONLY WHEN THE TRANSFORMER AND INCOMING PRIMARY FEEDER ARE DE-ENERGIZED

SWITCH ON OPEN POSITION:

HIGH VOLTAGE LINE OPEN AND DISCONNECTED FROM TRANSFORMER

SWITCH IN CLOSED POSITION:

HIGH VOLTAGE LINE CONNECTED TO TRANSFORMER

SWITCH IN GROUND POSITION:

HIGH VOLTAGE LINE GROUNDED

11.	OPTIONAL ITEMS

The following items shall be provided:

a)	Pressure relief devises

b)	Viewing window for HV switch

12.	MARKINGS

In addition “< 2 ppm PCB” shall be shown on the transformer nameplate.

The stock code number shall be stenciled at the front of the termination or switch chamber.

13.	QUALITY ASSURANCE

Transformers shall be designed and manufactured to in accordance with a quality program, approved by a certified registrar to ISO 9001.

14.	DRAWINGS

In the event of an order, the successful Respondent(s) shall, submit to Toronto Hydro three (3) copies of the following drawings for approval, prior to the commencement of production:

-	Outline and dimensional drawing. –

-	Nameplate data drawing.

These drawings shall accurately display all features of the unit to be supplied. Any feature not being provided shall not be shown.

One copy of each, bearing Toronto Hydro approval with any remarks or comments, will be returned to the successful Respondent(s). If revision to the drawing is made, resubmission for approval is required unless stated otherwise, in writing, by Toronto Hydro. The drawings shall also bear Toronto hydro’s name and the relevant purchase order number.

15.	TRANSFORMER LOSSES EVALUATION

15.1	Evaluation of Proposals

Respondents shall note that, in evaluating the Proposals, Toronto Hydro will calculate the present value of the quoted transformer losses and add it to the quoted prices using the following formula:=

[XX]

15.2	Excessive Loss Evaluation

In cases where the final average measured losses of identical units exceed the guaranteed values, Toronto Hydro reserves the right to reject all of said units. If Toronto Hydro should choose to accept these units, the successful Respondent(s) must reimburse Toronto Hydro for the additional cost of the transformer losses, which will be deducted from the successful Respondent(s)’s invoice.

In order to assess the value of non-guarantee, the average value of the measured no-load and full-load losses, taken from all of the identical units on order, will be used as the basis for the losses calculation. The cost of losses will be calculated as follows:

a)	If the no-load losses exceed the guarantee while the full-load losses are within the guarantee, the calculation for the cost of losses will be based on the following formula:

[XX]

b)	If the no-load losses are within guarantee while the full-load losses exceed the guarantee, the calculation for the cost of losses will be based on the following formula:

[XX]

c)	If both no-load and full-load losses exceed the guarantee, the calculation for the cost of losses will be based on formula (2).

Present value of cost of excess transformer losses in dollars

[XX]

16.	CERTIFIED TEST REPORT

Upon the placement of Toronto Hydro’s initial order of the transformer, the successful Respondent(s) shall. submit two (2) copies of a Certified Test Report reflecting all production and type test results as outlined in this specification.

Certified Test Reports shall include all the information as outlined in the attached sample Test Report format (see Appendices A 1 & A2 to this specification).

The Certified Test Reports must be approved by Toronto Hydro prior to. shipment of the equipment. Approval or rejection, of the Certified. Test Reports will be given within five’ (5) Business Days of their receipt.

If the manufactured equipment does not comply with all the requirements of this specification, Toronto Hydro reserves the right to reject all, or part of, the equipment under the Strategic Supply Agreement. The right of rejection will apply whether the equipment is in plant, in Toronto Hydro warehouses or in final installed position.

17.	SHIPMENT

The successful Respondent(s) shall take all necessary precautions to avoid damage to the transformers during shipment and to ensure safe arrival at destination. Any damage to the paint, tank, cover, bushings or internal parts of any transformer on receipt at destination will be cause for rejection of the units until satisfactory repairs are arranged by the successful Respondent(s). Any claims against the transport company will be the, responsibility of the successful Respondent(s).

Shipment shall only be made when authorization is given by Toronto Hydro.

18.	LATE DELIVERY

The successful Respondent(s) agrees that in the event it should fail to deliver the transformer within the time scheduled for delivery as specified in the purchase order, it may be required to pay to Toronto Hydro a fee, up to a maximum of ten percent (10%) of the total purchase price, which will be deducted from the invoice. This fee will be deducted only if Toronto Hydro, as a result of the shipment delay, is required to construct and remove temporary facilities which may be required to meet Toronto. Hydro’s commitments to provide electric power.

Toronto Hydro also has the right to cancel the order without cost to Toronto Hydro if the late delivery is deemed unacceptable, in Toronto Hydro’s sole discretion.

19.	WARRANTY

If a transformer is defective upon arrival or malfunctions in normal service, for causes other than accident, misapplication, or abuse, for a period of one (1) year after the unit is placed in service, or two (2) years after delivery, whichever occurs first, the defective transformer will be returned to the successful Respondent(s) by common carrier at the successful Respondent(s)’s expense.

The successful Respondent(s) shall make good all defects or shall provide a new transformer to replace the defective one without cost to Toronto Hydro. If the successful Respondent(s) fails to repair or replace the returned transformer within a time period agreed upon by the parties, the successful Respondent(s) shall reimburse Toronto Hydro for the purchase price of the transformer. Transformers returned under warranty shall have a Certified Test Report and a report on the cause of failure.

Approval of tests by Toronto Hydro or its appointed agents shall not relieve the successful Respondent(s) of its responsibilities with respect to warranty.

20.	EVALUATION DATA

Respondents must supply the following information to Toronto Hydro for the evaluation of the transformer losses and characteristics. Proposals lacking the required data may not be evaluated.

20.1	Guaranteed value of no-load losses at 105% rated voltage and corrected to 85 °C.

20.2	Exciting current at 105% rated voltage.

20.3	Guaranteed value of load losses and impedance at rated current and voltage, corrected to 85 °C.

20.4	Percentage regulation at 0.8 and unity power factors.

20.5	Efficiency at 1/4, 1/2, 3/4, full-load and 5/4 full-load.

20.6	Material used for high-voltage and low-voltage windings.

20.7	Fuse Characteristics, switches and bushing technical data.

20.8	Layout drawing showing dimensions and weights and location of all devices and features.

20.9	Location of plant where transformers are to be manufactured.

20.10	Delivery terms.

21.	DELIVERY

The successful Respondent(s) shall state in weeks the shipment time from the date of award of the Strategic Supply Agreement. The location within the City of Toronto to which the delivery is to be made will be specified by the time of shipment.

The successful Respondent(s) is to provide five (5) Business Days’ notice prior to shipment so that arrangements can be made to receive transformers. Transformers shall be delivered during normal working hours, Monday to Thursday (7:30 a.m.. to 3:30 p.m.), Friday (7:30 a.m. to 12:00 p.m.), allowing sufficient time for receiving and off loading the transformers.

Transformers shall only be delivered after the submitted drawings and test results have been approved by Toronto Hydro.

22	WITNESSING

The successful Respondent(s) shall advise Toronto Hydro a minimum of four (4) Business Days in advance of scheduled testing to enable a Toronto Hydro inspector to witness these tests. All testing is to be completed during Toronto Hydra’s normal working hours (Monday to Thursday, 7:30 a.m. to 3:30 p.m., Friday, 7:30 a.m. to 12:00 p.m., with the successful Respondent(s) responsible for all costs incurred by Toronto Hydro for time spent beyond said hours. Where the location of transformer testing is more than 200 km from Toronto Hydro, a minimum of seven (7) Business Days notice will be required.

All transformers of each rating on order may be test-witnessed at the discretion of Toronto Hydro’s inspectors.

The successful Respondent(s) shall provide the Toronto Hydro’s inspectors, without restriction, access to its premises and test areas for the purpose of quality surveillance and verification.

Toronto Hydro reserves the right to select, at random, transformers from a production lot for the production tests, when necessary.

M-3-30

SHACKLE CAN BE TURNED THROUGH 360° IN EITHER DIRECTION.
WIRE CHAIN 25mm (1") LINKS
46
1 13/16"
19
3/4"
10±
3/8
191
7 1/2"
13
1/2
1±
1/32"
43
1 11/16"
50±
1 15/16"
OPEN POSITION
23
29/32"
CLOSED
LOCK CYLINDER
BOTTOM VIEW
32
1 1/4"
12
15/32
5
3/16
8
5/16
24
15/16"
YALE
CLOSED POSITION

TORONTO HYDRO— ELECTRIC SYSTEM UNDERGROUND CONSTRUCTION STANDARDS

REVISED								

TORONTO HYDRO STANDARD PADLOCK

TORONTO HYDRO ELECTRIC SYSTEM LTD.

SPECIFICATION # PT-01 R1

FOR

500 to 4000 MVA

27.6KVGrd Y/16000 or 27.6 kV Delta

to 208 GrdY/120V or 600 GrdY/347V

POWER TRANSFORMER

PREPARED BY:	/s/ H. Stucklus
ENGINEER, STANDARDS & MATERIALS SECTION

REVIEWED BY:	/s/ L. Pen
SUPERVISOR, STANDARDS & MATERIALS SECTION

CERTIFICATE OF APPROVAL THIS TECHNICAL SPECIFICATION MEETS THE SAFETY REQUIREMENTS OF SECTION 4 OF ONTARIO REGULATION 22/04
/s/ J. Petras	Aug. 31, 2005
JOHN PETRAS PROFESSIONAL ENGINEER	DATE MANAGER, STANDARD & MATERIALS

1	SCOPE

1.1
This specification covers the requirements for an oil-filled, sealed tank design, power class transformer. The work to be done includes the design, manufacture, fabrication, shop testing, supply, delivery, placement in position and guarantee of the transformer. All work shall be in accordance with the following standards, current editions, except as specified herein.

2	REFERENCE STANDARDS

CSA Standards

CSA-C88	Power Transformers and Reactors

CSA-C2	Single Phase and Three Phase Distribution Transformers, Type ONAN and LNAN

CSA C50	Insulating Oil, Electrical for Transformers and Switches

ANSI Standards

C57.12.00	General Requirements for Distribution, Power, Regulating Transformers

C57.92	Guide for Loading Mineral Oil Immersed Power Transformers up to and Including 100 MVA with 55° C or 65° C Average Winding rise

C57.12.28	Switchgear and Transformers – Padmounted equipment – Enclosure Integrit

ISO Standards

9001	Quality Management and Quality Assurance Standard

3	RATINGS

3.1	Transformers Rating

The transformer three phase ONAN rating shall be based on the rating given in the item description in the RFP. The average winding temperature rise shall be 65° C. Provision for a further 33.3% increase in capacity with forced air cooling shall be provided. Limits of temperature rise for continuous operation shall be in accordance to CSA-C88-M90 Clause 9.2.

3.2	Voltage Ratings

The applicable primary and secondary voltages shall be those given in the item description in the RFP.

Primary:	27.6 kV GrdY/16000 or 27.6 kV delta connected

Secondary: 208Grd Y/120 or 600 GrdY/347

All voltages are based on the turns-ratio of the transformer at no-load.

3.3	Electrical Characteristics

Transformer impedance shall be 5.5%

The transformer dissipation factor shall be 1.00% or less when corrected to 20°C.

Transformer sound level shall not exceed 58 dBA. Sound level tests shall be made in accordance with ANSI Standard C57.12.90.

Winding BIL

The minimum winding insulation requirements shall be:

Primary BIL

For the 27.6 kVGrdY connection – 150 kV BIL

For the 27.6 kV.deita connection – 170 kV BIL

Secondary BIL

For the 4160GrtlY connection – 50 kV BIL

For the 600GrdY and 208GrdY connections - 30 kV BIL

Winding Neutral BIL

The winding neutral BIL ratings shall meet the requirements in CSA C88 Table 4 as follows:

For 27.6kVGrdY neutral – 95 kV BIL

For 4160GrdY neutral – 50 kV BIL

For 208GrdY and 600GrdY — 30 kV BIL

4           CONSTRUCTION

4.1	Tank Features

A sealed tank design shall be provided in accordance with the requirements of section 15 of CSA-C88-M90 where the mechanical features and accessories listed in clauses 15.1.2 to 15.1.26. shall be considered standard. This specification provides clarification of Toronto Hydro’s requirements and items for clauses 15.1.2 to 15.1.26 where not specifically mentioned shall be supplied as per Respondent’s standard unless identified as an option in clauses 15.1.2 to 15.1.26.

Hand hole suitably located and sized shall be provided on the tank cover.

The transformer core shall be designed and constructed to avoid tank •heating under, unbalanced loading or, secondary fault conditions. The Respondent shall specify whether it will use triplex, five-legged core, or other approved equivalent construction.

4.2	Angular displacement

Winding configuration shall be wye primary or delta primary to wye secondary with the secondary neutral brought out separately for solid grounding. The angular displacement for the star - star or delta – star winding connections shall be in accordance with CSA C88 Figure 1 designations for angular displacements Yy0 or Dy1.

4.3	Tap Changer

Transformer primary winding shall be provided with a five position off circuit tap changer with full capacity rating and features as detailed in CSA-C88-M90 clauses 8. and 15.1.4. Tap changer positions and corresponding ratings shall be as follows:

POSITION	VOLTAGE	PERCENT REGULATION

1	28,980	+5
2	28,290	+2 1/2
3	27,600	0
4	26,910	-2 1/2
5	26,220	-5

4.4	Lugs, Jacking Steps, Maximum dimensions, etc.

Four lifting lugs shall be provided at the top corners of the tank side walls, each of capacity sufficient to support at least half the weight of the oil-filled transformer.

Two lifting lugs shall be provided on the top cover of the transformer to enable removal of the cover only. These shall be located approximately equidistant from the center of gravity of the complete transformer.

Four jacking steps shall be provided, on the base or on the tank corners, each of capacity sufficient to support at least half the weight of the oil-filled transformer. These shall be located on the outermost base structure, where the side walls meet the base periphery. The step underside surface, free of obstruction, shall extend outwards (measured from the transformer base, or tank) for a minimum distance of 8 inches (step depth), and is of 6 inch minimum width.

The steps shall be located to ensure an unobstructed space, which is dimensioned 7 by 7 inches extending directly downward from the step underside, for a minimum height of 14 inches (vertically) to accommodate the jack.

Transformer dimensions shall be such as to be able to access through the door of the transformer vault that measures 8’( 2440 mm )wide x 10’( 3050 mm ) high.

5.	ACCESSORIES AND OPTIONS

5.1	General

Gauges, tap changer handle and other accessories shall be mounted on the transformer side not having junction boxes or radiators, etc., thus providing clear access for operating or viewing.

5.2	Accessories

a.
A dial type oil temperature gauge complete with adjustable fan-start and alarm contacts shall be provided to indicate temperature of the hottest liquid. Dial is to be located on the tank wall and shall be “TESTON” or “QUALITROL” type or equivalent suitable for the application and subject to Toronto Hydro approval.

b.	A magnetic oil level gauge with low level alarm contacts shall be provided and shall be “QUALITROL” type or equivalent suitable for application and subject to Toronto Hydro approval.

c.	A “QUALITROL” series 208-60 pressure relief device or equivalent suitable for application and subject to Toronto Hydro approval shall be provided complete with the SPDT alarm switch option.

d.
All alarm and trip contacts shall be wired to identified terminals in a common weatherproof terminal box located on the tank wall and accessible from ground level. Terminal box shall include terminals for the future addition of a 240/120 volt, 3 wire, 60 Hz. power supply for the purpose of powering cooling fans.

e.	The transformer shall be equipped with a .10 PSI positive/negative compound pressure-vacuum gauge.

f.	A pressure/vacuum bleeder device with provision to samples gas shall be provided.

g.	For transformers equipped with cooling radiators, the radiators shall be permanently connected to the tank.

h.	A one inch brass globe valve is to be provided for oil drainage.

i.	The liquid sampling valve shall be coupled to the dry side of the one inch brass drainage globe valve. A plug shall be installed in the sampling valve to prevent accidental oil spillage.

j.	A one inch. brass globe valve shall be provided for the upper conditioning unit connection.

5.3	Nameplate

The vendor shall affix a nameplate to the transformer. The nameplate shall comply with CSA-C88-M90 Section 17. In addition, the words “CONTAINS NO PCB” shall be included on the nameplate.

For the purpose of this specification, “NO PCB” shall mean that, at the time of filling the transformer with insulating oil, the level of polychlorinated biphenyl in the oil was less than 2 ppm.

5.4	Finish

The finishing exterior paint shall be A.S.A. #61 Grey. The exterior finish shall conform to ANSI C57.12.28, clause 5.4, except the salt spray acceptance criteria shall be 3000 hours.

6	BUSHINGS

6.1	General

Primary, secondary and neutral bushings shall be sized for 200% of the highest current rating of the transformer and carry load and overload currents in accordance with ANSI C57.92. The electrical characteristics for the primary and secondary bushings shall be in accordance with CSA C88 Table 7. Compliance with EEMAC Standard is not required.

Clearances between live parts to ground and phase to phase for primary and secondary bushings shall comply with minimum dimensions for indoor application in accordance with CEC C22.1, Table 30. The dimensions shall be based on distances between live parts including allowance for fasteners, etc., and are not centre to centre clearances.

The Respondent shall state the conductor materials used in the windings and connections.

6.2	Primary Bushings

The primary bushings shall be supplied with a 4 – hole NEMA spade terminal in accordance with CSA C2, Figure 3, Type III.

The insulation class of the primary bushing shall be rated higher than the winding insulation class to which it is connected as follows:

For the 27.6 kV GrdY and 27.6 kV delta connections - 200kV BIL.

The high voltage phase and neutral bushings (HO) shall be brought out of the tank wall into an air insulated weatherproof junction box.

High voltage terminals shall be arranged right to left for H1 to H3 with HO to the right of H1 as seen when facing the high voltage side of the transformer.

6.3	Secondary Bushings

The insulation class of the secondary bushing shall be higher than the winding insulation class to which it is connected as follows:

For the 4160GrdY connection – 50 kV

For the 600VGrdY and 208VGrdY connections - 45kV.

The low voltage bushings, which shall be 4 to 8 hole NEMA spade as required, including a fully rated neutral bushing (XO) .shall be brought out through the transformer tank wall. The low voltage bushings shall be housed in an air insulated weather-proof junction box while, the neutral bushing shall be located outside the box (i.e. exposed).

Low voltage terminals shall be arranged left to right for X1 to X3 with XO to the left of Xl, as seen when facing the low voltage side of the transformer.

6.4	Neutral Bushings

The BIL rating of the neutral bushings shall match that for the neutral end of both the primary and secondary windings in accordance with CSA C88 Table 4.

7.	INSULATING MINERAL OIL

The insulating mineral oil shall be new and meet the requirements of CSA C50, Class 13, Type IL The transformer shall be filled to the required design level when shipped.

8.	QUALITY ASSURANCE

The successful Respondent(s) shall establish and maintain a quality program in accordance with the requirements of ISO Standard 9001 .

9.	TESTING REQUIREMENTS

9.1	Type Test

The type tests listed in CSA C88, section 16, shall be carried out on a representative unit when requested by Toronto Hydro unless Certified Test Reports on an equivalent unit, that are acceptable to Toronto Hydro, are made available. The successful Respondent(s) must submit such test reports for approval by Toronto Hydro upon Toronto Hydro’s initial order of the transformer. Pricing for conducting the type tests shall be included in the Proposal, in the event that the Certified Test Report results prove to be unacceptable to Toronto Hydro.

9.2
Certified Test Reports

The Certified Test Report must be submitted by the successful Respondent(s) and approved by Toronto Hydro prior to shipment of the equipment. Approval or rejection of the Certified Test Report will be given within five (5) Business Days of their receipt. The impulse type test report shall include a print of the wave form, measured test data, test sequence and wave identification, if requested by Toronto Hydro.

Upon the placement of Toronto Hydro’s initial order of the transformer, the successful Respondent(s) shall submit two copies of a Certified Test Report reflecting all production and type test results as outlined in this specification.

If the manufactured equipment does not comply with all the requirements of this specification, Toronto Hydro reserves the right to reject all, or part of, the equipment under the Strategic Supply Agreement. The right of rejection will apply whether the equipment is in the plant, in Toronto Hydro warehouses or in the final installed position,

10.	TRANSFORMER LOSS EVALUATION

10.1	Respondents shall note that, in evaluating the Proposals, Toronto Hydro will calculate the present value of the quoted transformer losses and add it to the quoted prices using the following formula:

[XX]

a.	Excessive Loss Evaluation

The quoted losses will be considered as guaranteed losses. In cases, where the final measured losses (or the final average measured losses if more than one unit) exceed the guaranteed values, Toronto Hydro reserves the right to reject all of the said units. If Toronto Hydro should choose to accept these units, the successful Respondent(s) shall reimburse Toronto Hydro for the additional cost of the transformer losses, which will be deducted from the successful Respondent(s)’s invoice.

The additional cost of losses will be calculated as follows:

[XX]

c)	If both no-load and full-load losses exceed the guarantee, the calculation for the additional cost of losses will be based on the following formula [XX]

11.	INSTALLATION/MAINTENANCE MANUAL

The successful Respondent(s) shall submit two (2) copies of the relevant installation/maintenance manual to Toronto Hydro prior to testing of the units. The manuals shall include the following:

a)	The successful Respondent(s)’s reference numbers, Toronto Hydro’s purchase order number and the proposed address at which the transformers are to be located.

b)	Installation and maintenance instructions.

c)	Accessories’ catalogue information, brochures, etc.

d)	A copy of the nameplate and outline drawings.

12	STORAGE

Respondents shall include in the quoted price the cost of storing the transformers for up to thirty (30) days past the scheduled delivery date indicated on the purchase order. A separate price shall be included for storage of the transformers on a weekly basis, in the event additional storage time is required, after the. thirty (30) day period.

13	MARKINGS

In addition the words “contains no PCB” shall be shown on the transformer nameplate, A Non-PCB sticker shall be applied by the successful Respondent(s).

In addition, the kVA rating and the voltage rating of the transformer shall be marked under the secondary bushings in white. This designation shall consist only of the numbers without kVA or volt wording. The numbers shall have a uniform minimum height of 50 mm. If decals are used, they shall meet the Type A label requirements of CSA C22.2 No. 0.15 and shall maintain their integrity down to -40°C. The stock code number shall be stenciled at the front of the unit under the kVA and voltage markings.

14	WITNESSING

The successful Respondent(s) shall advise Toronto Hydro a minimum of four (4) Business Days in advance of scheduled testing to enable Toronto Hydro to send inspectors to witness the production tests. All testing shall be completed during the Toronto. Hydro normal working hours (Monday to Thursday, 7:30 a.m. to 3:30 p.m., Friday, 7:30 a.m. to 12:00 p.m.), with the successful Respondent(s) being responsible for all costs incurred by Toronto Hydro for time spent beyond the said hours. Where the location of transformer testing is more than 200 km from Toronto Hydro, a minimum of seven (7) Business Days notice will be required.

All transformers of each rating on order may be test-witnessed at the discretion of Toronto Hydro inspectors.

The successful Respondent(s) shall provide Toronto Hydro inspectors, without restriction, access to its premises and test areas for the • purpose of quality surveillance and verification

Toronto Hydro reserves the right to select, at random, transformers from a production lot for the production tests, when necessary.

15	EVALUATION DATA

Respondents must provide the following information to Toronto Hydro for the evaluation of the transformer losses and characteristics. Proposals lacking the required data may not be evaluated. •

Guaranteed value of no-load losses at 100% rated voltage and corrected to 85 °C.

Exciting current.

Guaranteed value of load losses and impedance at rated current and voltage, corrected to 85 °C.

Percentage regulation at 0.8 and unity power factors.

Efficiency at 1/4, 1/2, 3/4, full-load and 5/4 full-load.

Material used for high-voltage and low-voltage windings.

Bushing technical data.

Layout drawing showing dimensions and weights and location of all devices and features

Location of plant where transformers are to be manufactured.

Delivery terms.

16	DRAWINGS

In the event of an order, the successful Respondent(s) shall submit to Toronto Hydro three (3) copies of the following drawings for approval, prior to the commencement of production:

•	Dimensional outline drawing.

•	The drawing shall accurately display all features of the unit to be supplied. Any feature not being provided shall not be shown.

•	The drawing shall show primary and secondary voltages and kVA of unit being supplied.

•	The drawing shall also bear the Toronto Hydro name and the relevant purchase order number.

•	Nameplate data such as weight, dimensions, litres of fluid, base detail, location of bushings and devises and other required data.

One copy of each, bearing Toronto Hydro approval with any remarks or comments, will be returned to the successful Respondent(s). If revision to the drawing is made, re-submission for approval is required unless stated otherwise, in writing, by Toronto Hydro.

Once the dimensional outline and the nameplate data drawings are approved by Toronto Hydro, new drawings for identical units are not required for the duration of the Strategic Supply Agreement.

The drawings shall also bear Toronto Hydro name and the relevant purchase order number.

17	SHIPMENT

The successful Respondent(s) shall take all necessary precautions to avoid damage to the transformers during shipment and to ensure safe arrival at destination. Any damage to the paint, tank, cover, bushings or internal parts of any transformer on receipt at destination will be cause for rejection of the units until satisfactory repairs are completed by the successful Respondent(s). Any claims against the transport company will be the responsibility of the successful Respondent(s).

Shipment shall only be made when authorization is given by Toronto Hydro.

18	LATE DELIVERY

The successful Respondent(s) agrees that m the event it should fail to deliver the transformer within the time scheduled for delivery as specified in the purchase order, it may be required to pay to Toronto Hydro a fee, up to a maximum of ten percent (10%) of the total purchase price, which will be deducted from the invoice.

This fee will be deducted only if Toronto Hydro, as a result of the shipment delay, is required to construct and remove temporary facilities which may be required to meet Toronto Hydro’s commitments to provide electric power.

Toronto Hydro also has the right to cancel the order without cost to Toronto Hydro if the late delivery is deemed unacceptable, in Toronto Hydro’s sole discretion.

19	WARRANTY

If a transformer is defective upon arrival or malfunctions in normal service, for causes other than accident, misapplication, or abuse, for a period of one (1) year after the unit is placed in service, or two (2) years after delivery, whichever occurs first, the defective transformer will be returned to the successful Respondent(s) by common carrier at the successful Respondent(s)’s expense.

The successful Respondent(s) shall make good all defects or shall provide a new transformer to replace the defective one without cost to. Toronto Hydro. If the successful Respondent(s) fails to repair or replace the returned transformer within a time period agreed upon by the parties, the successful Respondent(s) shall reimburse Toronto Hydro for the purchase price of the transformer. Transformers returned under warranty -shall have a Certified Test Report and a report on the cause of failure.

Approval of tests by Toronto Hydro or its appointed agents shall not relieve the successful Respondent(s) of its responsibilities with respect to warranty.

20	DELIVERY

Respondents shall state in weeks the shipment time from the date of award of the Strategic Supply Agreement. The location within the City of Toronto to which the delivery is to be made will be specified by the time of shipment. ,

The successful Respondent(s) is to provide five (5) Business Days’ notice prior to shipment so that arrangements can be made to receive transformers. Transformers shall be delivered during normal working hours, Monday to Thursday (7:30 a.m. to 3:30 p.m.), Friday (7:30 a.m. to 12:00 p.m.) allowing sufficient time for receiving and offloading the transformers.

Transformers shall only be delivered after the submitted drawings and test results have been approved by Toronto Hydra

Toronto Hydro-Electric System Limited

ED 384

TECHNICAL REQUIREMENTS

FOR

OFF-LOAD TAP CHANGING

10000/13333 KVA 60 CYCLE, 3 PHASE

OUTDOOR STATION TYPE TRANSFORMERS

1

PART 1 — GENERAL CONDITIONS

All general details of construction must be approved by Toronto Hydro before production commences, but such approval Shall not be permitted to interfere with the time of shipment specified in the order.

Respondents shall submit with their Quotations their standard form of technical specifications, efficiencies, losses, regulation, approximate weight and dimensions, and all other information and documents requested herein. Nothing contained in the Quotation shall be construed as permitting any modification of the requirements of these specifications unless such modification is specifically approved in writing by the Engineer. Respondents’ are free to submit Quotations differing from this specification, provided that the differences proposed are clearly defined and are accepted and approved by the Engineer.

PART 2 — SCOPE OF WORK

This specification covers the supply, delivery FOB to Toronto Hydro premises, unloading of off-load tap changing, oil immersed, outdoor, station type transformers, having a self cooled continuous rating 10,000 kVA and a forced air cooled continuous rating of 13,333 kVA. The number of transformers will be specified in the enquiry.

PART 3 — CONDITIONS OF OPERATION

The transformers shall be suitable in all respects for operation on the 27,600 volt rated, 60 cycle system of Toronto Hydro. This is either a delta connected system grounded by means of a grounding transformer or a wye connected system grounded by means of a current limiting reactor connected between the star point of each Hydro One transformer winding and the multi-ground system neutral.

Respondents shall acquaint themselves with the conditions under which the transformers will be called upon to operate, and upon request, every reasonable facility will be accorded bonafide Respondents to investigate these conditions. The successful Respondent(s) will be deemed to have satisfied itself in this regard, and by executing the Contract, shall assume full responsibility for understanding the conditions of supply, operation, and service. While provision is made elsewhere in this specification for the Engineer to Approve drawings, inspect manufacture, and witness tests, none of these shall, in any way, relieve the successful Respondent(s) of this responsibility.

PART 4 — KVA RATING AND TEMPERATURE RISE

The transformer shall be capable of carrying their full load ratings continuously with an average temperature rise on any winding, by resistance, not exceeding 55°C.

2

PART 5 — VOLTAGE RATING

The rated high voltage of the high voltage (primary) windings shall be 27.6 kV delta and the rated voltage of the low voltage (secondary) winding shall be 13800/7970 volts grounded wye.

PART 6 — VOLTAGE TAPS

The high voltage (primary) winding shall have five full load or rated kVA taps such that normal secondary voltages can be obtained with a primary voltage of 27600, 26910. 26220, 25530 or 24840 volts. Oil immersed off-load tap selector switches shall have a common external operating mechanism to permit changing taps simultaneously on all phases, without removing the transformer cover.

A warning sign as follows will be mounted on the external face of the operating mechanism component, with the inscription stating:

“WARNING - OPERATE TAP CHANGER ONLY WHEN TRANSFORMER IS DE-ENERGIZED”

The operating mechanism shall indicate the tap in use, and shall be provided. With facilities for locking in each position a standard Toronto Hydro padlock.

Accessibility of the tap changer contacts during repair/ maintenance shall not require removal of the windings, coil or other major components of the transformer.

PART 7 – POLARITY

The primary and secondary connections shall be arranged to produce the following delta-Y phase relations:

3

PART 8 – IMPEDANCE VOLTAGE

The transformer shall have an impedance voltage of 5.0%. with a tolerance of plus/minus 7.5%. and shall be based on the self-cooled rating of 10,000 kVA on the 27600-13800 volt tap.

PART 9 – STANDARDS

Unless otherwise specified, the equipment and accessories shall be designed, manufactured and tested, where applicable, in accordance with the following standards:

ANSI	C57.12 Distribution, Power and Regulating Transformers, and Reactors other than Current-Limiting Reactors

ANSI	C57.12.90 Test Code for Transformers, Regulators and Reactors

ANSI	C57.92 Guide for Loading Mineral-Oil Immersed Power Transformers up to and including 100 M VA with 55°C or 65°C Average Winding Rise

ANSI	C57.106Guide for Acceptance and Maintenance of Insulating Oil in Equipment

ANSI	C63.2 Radio Noise &.Field Strength Meters

ASTM	D3487Standard Specification for Mineral Insulation Oil Used in Electrical Apparatus

CSAC88- 1990 Standard Specification for Power Transformers

CSAB11-1949 Unified and American Screw Threads

CSAC13-1958 Instrument Transformers

CSAC22.1 & C22.2 Canadian Electrical Code

CSAC22.2 No.28Wiring

CSAC88 Transformer Nameplates

CSA	C22.4, No.103 Tolerable Limits and Special Methods of Measurement of Radio Interference from high Voltages Lines and Apparatus

EEMAC	1 GL-1-1957 Standard for Transformer and Apparatus Bushing

EEMAC	6 L-1-1959Accessories for Power Transformers

4

EEMAC	Ml Motors

EEMAC	LI3- 1Dielectric Tests for Test Procedures for Power Transformers

PART 10 – TRANSFORMER TANK

Each transformer shall be sealed, with a gas space above the fluid, to prevent breathing under normal operating conditions. The gas space shall be dry air, and must allow for expansion and Contraction with temperature changes. The tank and fittings must be designed to withstand the internal operating pressures without leaking liquid or gas.

Each tank and cover shall be of steel plate construction, with a sled type structural steel base designed to permit skidding or moving the transformer on pipe rollers in either direction, and fitted with jack steps suitable for use with toe jacks. A vertical clearance of 21 inches shall be provided above the jack steps. The transformer shall meet the stability requirements of ANSI Standard C57.12.

All gaskets shall be made from cork nitrite rubber sheets or other non-aging material, which will permit removing and replacing the cover, bushings, etc., without damaging the gasket. Separable radiators, if used, shall be complete with top and bottom valves and drain plugs. Lifting lugs shall permit the handling of the transformer complete with all fittings and oil.

All steel parts of the transformer, before painting, shall be thoroughly cleaned of rust, oil, or scale by blasting with sand or steel shot. All internal steel parts, including core clamps, shall then be finished with two coats of oil resistant paint, the exterior with a red non-lead or other approved primer, followed by two coats of high quality weather resistant enamel, the last of which shall be equipment green, Munsell 9 GY 1.5/2.6. •

Each transformer base shall be fitted at two diagonal corners, with a ground terminal, consisting of a flat terminal pad of bronze or stainless steel, 2” x 3”, drilled with 9/16” holes at 1-3/4” centers. Blind tapped holes are not acceptable.

PART 11 – PRESSURE RELIEF DEVICE

Each transformer shall be equipped with a pressure relief device, Qualitrol Series 208, and a Fluid Deflector, Qualitrol SLD-603. Each transformer shall also provide 4” pipe securely mounted for discharge 315mm (12”) above grade.

PART 12 – PRESSURE VACUUM GAUGE

Each transformer shall be equipped with a pressure vacuum gauge, Qualitrol model 050-010-01.

PART 13 FORCED AIR COOLING

All fans supplied for forced air cooling shall be suitable for outdoor operation. Motors shall be 230 volt, single-phase, 60 cycle, and shall be complete with all wiring and auxiliary control devices. A terminal strip shall be provided in the control terminal box described in Section 20, for termination of an external 230 volt, single phase supply. Wiring to fans and accessories is to be in EMT conduit with waterproof fittings. Fan guards shall have maximum grid opening of ½” x ½”.

5

PART 14 – CORE & WINDINGS

Each transformers shall have the core ground brought to the outside of the transformer tank through an insulating bushing and grounded externally via a removable link.

Windings shall be copper conductors. Aluminum conductors are not acceptable

PART 15 – WINDING TEMPERATURE DEVICE

The winding temperature device shall be a Qualitrol Model /ED509, Electronic Temperature Monitor, complete with Ambient Temperature Sensor, Qualitrol Model 103L 049-01. The electronic temperature sensor shall be provided in a weather proof enclosure, with a 120VAC heater. The heater shall be of anti-condensation type and arranged to operate at ambient air temperature of 10°C and below with a normally open dry alarm contact.

PART 16 – PRIMARY TERMINAL ARRANGEMENT

Primary phase terminal leads shall leave the transformer case through an approved Air Terminal Chamber (ATC), suitable for both bottom entrance of cable terminators, or top entrance with a bushing. The ATC shall be suitable for three (3) single conductors, 4/0 kcmil, 27.6kV, XLPE cable. Access panels should be hinged at the side, and bolted at the top and bottom.

PART 17 – SECONDARY TERMINAL ARRANGEMENT

Secondary phase terminal leads shall leave the transformer case through an approved Air Terminal Chamber (ATC), suitable for both bottom entrance of cable terminators, or top entrance with a bushing. The ATC shall be suitable for six (6) single conductors, two(2) per phase. 500 kcmil, 27.6kV. XLPE cable. Access panels should be hinged at the side, and bolted at the top and bottom.

The secondary neutral lead shall be brought out through a cover mounted outdoor porcelain bushing rated 5 kV, 1200 amperes, and shall be in accordance with the latest revision of EEMAC GL1-2, and having a 3” x 3” flat terminal pad drilled with four 9/16” holes at 1-3/4” centres.

AU terminal pads shall be drilled in accordance with NEMA Standard SG1, Sections SG1-4.04 and SG1-4.05 (4 hole 1/2” bolts on buildings, 2 hole 1/2” bolts on case ground)

PART 18 – OIL

All transformers shall be vacuum filled with insulating oil.

Each transformer shall be complete with a first filling of insulating oil that meets or exceeds CSA-050-97 Specification for Class A, Type II oil.

6

The bulk of the oil shall be contained in the transformer case during shipment, any small quantity which is removed to facilitate shipping being forwarded in sealed cans or in returnable sealed steel drums. As an alternative method of shipment, the transformer cases may be filled with an approved, dry, inert gas, maintained automatically at a pressure slightly above atmospheric. In this case, all oil shall be supplied in sealed drums, as specified above. In either case, the final filling shall be carried out by the successful Respondent.

PART 19 – INTERNAL CONNECTIONS

All bolted internal connections shall be provided with lock nuts or other locking devices approved by the Engineer. In the case of bolted flat surface connections, single bolt connections are not acceptable.

PART 20 – CONTROL TERMINAL BOX

At the side of the transformer tank,. at a convenient working height, shall be located a weather tight steel plate terminal box with a hinged cover, complete with glands or connectors to receive Toronto Hydro’s PVC sheathed control cables from below. To this box shall be brought the alarm and trip connections from the oil gauge contacts, the pressure vacuum gauge, the winding temperature device, and the fan supply wiring, etc..

All alarm and status indication devices shall have electrically separate, normally open contacts suitable for I25V DC brought out to a terminal block in the control cabinet.

Each device shall be furnished with a descriptive nameplate. The wiring shall be fully labeled for its function and terminations.

The cabinet shall be NEMA 4, slightly vented to prevent condensation. The cabinet shall have a thermostatically controlled space heater, programmed to operate at ambient air temperatures of 10°C and below with a manually operable ON/OFF switch: The cabinet shall have a 120VAC light with a door activated switch, and a 120VAC ground fault receptacle.

PART 21 – ACCESSORIES

Each transformer shall be equipped with a standard maximum registering oil temperature thermometer, Qualitrol model 151-103-01, located in a separate well from the transformer tank.. Suitable manholes shall provide access to the interior of the transformer for inspection purposes.

Each transformer shall be equipped with an oil level gauge, Qualitrol Series 035, with switches for alarm functions.

Each transformer shall be equipped with a 1/4” oil sampling valve and two 1” filter press valves, one at the top of the tank, and one at the bottom. A petcock should be provided in series with the 1/4” oil sampling valve. The petcock outlet shall be suitable for attaching a rubber tube of 3/16” inside diameter. An illustration of a typical Toronto Hydro installation is shown on Sketch #1. All valves shall be rated for 150 pound service of Jenkins manufacture or equal, having American Standard flanges or taper pipe threads, shall be titled with brass pipe plugs, and must not project beyond the main dimensions of the transformers.

7

PART 22 — NAMEPLATES

Nameplates shall be of etched stainless steel, monel metal, or other approved stainless metal. Markings shall conform to the latest revision of CSA Standard C88. The winding material shall be indicated on the nameplate.

In addition to the main nameplate, each valve shall be provided with a nameplate indicating its function and normal position.

PART 23 - PERFORMANCE CHARACTERISTICS

A) The Respondent shall specifically state and guarantee the performance characteristics on the attached “Quotation Information Form”.

B) The Respondent must confirm that the unit is suitable for 125% overloads for 12 hours in a 0°C ambient without exceeding the rated temperature rise of the windings, or of any other current carrying component (i.e., tap switch and all bushings, etc...).

PART 24 – INSPECTION OF MANUFACTURE

During the period of manufacture, the successful Respondent shall afford the Engineer safe and proper facilities for inspection of the work. In particular, the successful Respondent shall specifically inform the Engineer when the core and coil assembly of each transformer has been completed, so that he or she may inspect it before it is placed in its tank.

At least three weeks prior to the commencement of acceptance tests, the successful Respondent shall submit, for Toronto Hydro review and approval, a detailed test program and schedule indicating the sequence of tests, proposed dates, the unit numbers to be tested, diagrams showing proposed connection, thermocouple locations for temperature rise tests, test methods or procedures and description of test equipment. Tests shall be conducted during the following hours: Monday to Thursday, 7:30 a.m. to 3:30 p.m. and Friday, 7:30 a.m. to 12:00 p.m., unless otherwise agreed upon by the Engineer.

Before the acceptance tests are made, the successful Respondent shall give Toronto Hydro notice in writing (at least five (5) Business Days plus travel time prior to commencement of tests), so that the Engineer or his or her representatives may witness the tests.

PART 25 - TESTS

A) Irrespective of any clauses in the. Quotation, the successful Respondent shall run full and complete shop tests, in the presence of the Engineer, on all equipment supplied. These tests shall include the following, all as set out in ANSI Standards C57 12.90-1973 and CSA-C88-1990 or later revisions.

a)           Winding resistance measurements of high and low voltage sides at all tap positions.

b)           Ratio, polarity and phase relations.

8

c)           No load loss and exciting current at 100%, 110% and 115% normal voltage.

d)           Load loss and impedance voltage.

e)	Temperature tests - heat run on one transformer (must be done on the transformer with the highest. losses).

f)	Dielectric tests at 75°C (approximately) including chopped wave tests.

g)	Standard impulse tests one transformer (exception: 75kV BIL on the 4.16kV winding)

h)	Standard NEMA transformer noise level tests (exception: maximum sound level of 58 dB)

i)	Calibration tests on winding temperature indicator.

j)           Oil pressure test – 5 p.s.i. above top oil

k)	Ratio, polarity, insulation and functional checks on current transformers and associated wiring.

l)	Power factor tests shall be made on all windings in accordance with Method 2 of ANSI C57.12.90 after the transformer is completely assembled and filled with oil.

The maximum acceptance level for any power factor test is 0.5%.

B)	Certified Results - Four (4) copies of the certified results will be submitted in a report form that will include the certified test results, test program and test procedures.

The test procedures document shall define the operating steps and expected results and tolerances for each test. As a minimum, each test procedure shall include the following subsections:

•           purpose
•           scope
•           reference documents
•           test equipment
•           test procedures and
•           acceptance criteria

A test record shall be created for each equipment delivered. It shall be a form which identifies, for each test, the following information:

•           identification of the equipment tested, by model number and serial number
•           test results and
•           date and signature of person responsible for conducting the test

9

4.1           PART 26 – INFORMATION REQUIRED WITH QUOTATION

The information and drawings (5 sets) submitted with the Quotation shall include the following:

•	Completed technical data and guarantee sheets (Quotation Information Form)
•	Outline drawings, drawn approximately to scale, indicating the overall dimensions of the equipment and location of major components, cable openings, weight and foundation and anchor details
•	Schedule for submission of approval drawings
•	SHIPPING DIMENSIONS, WEIGHTS

In addition, Respondents shall include a complete description of the tap changer mechanism, the transformer construction, details of the auxiliary power requirements for operation of the cooling fans. etc.. and continuous current ratings of the tap switch and bushings.

4.2           PART 27 - DRAWINGS

Respondents shall submit with their Quotations drawings giving approximate outline dimensions and weights of the various pieces of equipment, together with bulletins; photographs, etc., showing the general construction of the equipment they propose to supply. After the Contract is awarded and an order for equipment is placed, the successful Respondent shall submit to the Engineer, for his/her approval and comments, three (3) prints certified for construction purposes, of drawings and diagrams of connections for the transformers. Production shall not commence until the successful Respondent receives formal approval of these drawings from the Engineer, and no  allowance will be made by Toronto Hydro for any additional cost to the successful Respondent arising from his/her failure to secure such approval.

The final drawings shall be submitted in Microstation DGN format (DOS or UNIX). In case the successful Respondent chooses to use software other than Microstation for production of drawings, it is the successful Respondent’s sole responsibility to ensure that the translation between the systems occurs free of errors and that the resulting final product is 100% Microstation compatible. Files converted on DGN format that do not plot in Microstation plotting environment will not be accepted.

Data may be submitted in one of the four (4) formats listed below with MicroStation –DGN being the most preferred:

1.           MicroStation - DGN format
2.           AutoCAD - DWG format (up to Release 2004, although Release 13/14 is preferred) ..
3.           Intergraph CCIT Group4 - CIT format (scanned raster drawing @ 200 dpi)
4.           Autodesk - DXF format

Note: DXF formats may not be accepted due to the large number of incompatibilities with file translation.

One set of prints shall be submitted with discs.

10

PART 28 – INSTRUCTION MANUALS

At the time shipment is made, the successful Respondent shall forward to the Engineer five (5) copies of an instruction manual, incorporating manufacturer technical literature, maintenance and adjustment instructions, and repair parts list for the transformers and their accessories which include all control devices, including without limitation, switches, relays and winding temperature indicators.

PART 29 – GUARANTEES

Except where otherwise set out in this specification, the successful Respondent shall guarantee all equipment supplied for a period of five (5) years after delivery, against defects in design, materials or workmanship, and against oil leaks (unless caused by abuse on the part of Toronto Hydro) for a period of three (3) years after delivery.

PART 30 – SPARE PARTS

Respondents shall supply with the Quotations a separate list of recommended spare parts, including recommended quantities and current unit costs. The list shall include the off-load tap changer mechanism and the tap contacts.. The Respondent’s spare parts shall be considered separate from the Quotation, and as such, their costs shall be quoted separately from the costs for the manufacture, supply and delivery of the transformers. Toronto Hydro reserves the right, but shall not be obligated, to purchase any quantities of the recommended spare parts at the quoted prices for a period of one (1) year from the Date for Execution of the Contract.

11

APPENDIX A

QUOTATION INFORMATION FORM PAGE

1.0	SCHEDULE OF EVENTS	2

2.0	PERFORMANCE DATA	3

2.1	RATING S	3

2.2	TAP CHANGERS	4

2.3	BUSHINGS	4

2.4	OIL 4,	5

3.0	LIST OF DEVIATIONS	6

NOTES:

1.           All information requested herein shall be submitted to render the Quotation valid. ..

2.           Items which do not apply shall be marked “NA”.

1

1.0           SCHEDULE OF EVENTS.

The targets are given in weeks and are based on the first item listed.

EVENTS	DATES SPECIFIED	DATE OFFERED
BY TORONTO HYDRO	BY RESPONDENT

1 .Award of Contract Week 0
2. Post award meeting to submit simplified critical path network for approval. Outline drawings indicating foundation details Week 2
3. General arrangement drawings with bills of material for approval Week 6
4. Schematic diagrams for approval Week 6
5. Wiring diagrams for information Week 8
6. Final general arrangement drawings, schematic and wiring diagrams Week 12
7. Tests Week 20
8. Final instruction manuals Week 22
9. Delivery Week 22

2

2.0         GUARANTEES

2.1	Performance Ratings	Unit of Measure

MVA Transformer
1. No-load loss at 75°C winding:
100% of the rated voltages kW
110% of the rated voltages kW

2. Full-load loss at 75°C winding: temperature at:
100% rated voltages kW
110% rated voltages kW

3. Exciting current at:
100% rated voltage Amps
115% rated voltage Amps

4. Efficiency- when operating at
rated voltages and frequency
and at unity power factor at
75°C winding temperature:
25% of full load rating%
50% of full load rating%
75% of full load rating %
100% of full load rating %
125% of full load rating %

5. Thermal time constant Hours

6. Positive sequence impedance %

7. Zero sequence impedance %

8. Guaranteed noise level dB

9. Regulation at 75°C
100% P F%
80% P F%

10. Type of Windings

3

2.2	Tap Changers		Unit of Measure
	1.	Manufacturer
	2.	Type
	3.	Is literature enclosed?
	4.	Total range %
	5.	Number of steps
	6.	Method of operation
	7.	Capacity Amps
	8.	BIL level kV
	9.	Relative position on windings

2.3         Bushings 27.6kV13.8kVN

1.60Hz with stand kV __________________

- 1 minute dry kV ____________

-10 seconds wet kV ____________

2. BIL level kV

2.4 Oil

1. Manufacturer _____________

2. Dielectric constant _________________

3. Dielectric Strength kV _____________
ASTM D8777-64
(60Hz, 25 C)

4. PCB content ppm

5. Water content ppm

4

2.5 Dimensions	Unit of Measure

Total net weight with oil kg

Net weight of core & coils kg

Net weight of oil kg

Quantity of oil L

Minimum shipping dimensions
- height mm
- width mm
- length mm

Overall height incl. bushings mm

Overall width incl. cooling mm
equipment & accessories

Overall length incl. cooling mm
equipment & accessories

Tank height mm

Height required for untanking mm
Heaviest piece
- weight kg ___________
- height mm ___________
- width mm ____________
- length mm____________

5

3.0           LIST OF DEVIATIONS

We hereby confirm that the equipment offered is in accordance with the present technical specification, except for the following:

4.0           Pricing

Please provide unit price	+ Taxes

6

ADDENDUM A to Technical Specification ED 384

The following amendments are made to Technical Specification. ED 384:

1)           “Successful Respondent” shall mean Pioneer Transformers Ltd.

2)           The last sentence of Part 1 (GENERAL CONDITIONS) is hereby deleted.

3)           Part 26 is hereby deleted and replaced with the following:

4.1           PART 26 – INFORMATION REQUIRED WITH QUOTATION

The following information, including without limitation the drawings, technical bulletins and all other necessary documents included with the Quotation are incorporated into this specification:

•	Completed technical data and guarantee sheets (Quotation Information Form)

•	Outline drawings, drawn approximately to scale, indicating the overall dimensions of the equipment and location of major components, cable openings, weight and foundation and anchor details

•	Schedule for submission of approval drawings

•	Shipping dimensions, weights

•
a complete description of the tap changer mechanism, the transformer construction, details of the auxiliary power requirements for operation of the cooling fans, etc., and continuous current ratings of the tap switch and bushings.

4)           Part 30 (SPARE PARTS) is hereby deleted.

5)           Part 1.0 (SCHEDULE OF EVENTS).of Appendix A to ED 384 is hereby deleted.

6)           Part 2.0 (GUARANTEES) of Appendix A to ED 384 is hereby deleted and replaced with the following:

2.0           GUARANTEES

2.1	Performance Ratings

	MVA Transformer		Unit of Measure

	1.	No-load loss at 75°C winding:
		100% of the rated voltages	7.2 kW
		110% of the rated voltages	8.0 kW

	2.	Full-load loss at 75°C winding:
temperature at:
		100% rated voltages	55.9 kW
		110% rated voltages	N/A kW

	3.	Exciting current at:
		100% rated voltage	0.2 Amps
		115% rated voltage	0.6 Amps

1

4.	Efficiency- when operating at	Used NL @ 100% for calculations
	rated voltages and frequency
	and at unity power factor at
	75°C winding temperature:
	25% of full load rating	9.57%
	50% of full load rating	99.58%
	75% of full load rating	99.49%
	100% of full load rating	99.37%
	125% of full load rating	99.25%

5.	Thermal time constant	N/A Hours

6.	Positive sequence impedance	5.0%

7.	Zero sequence impedance	4.7%

8.	Guaranteed noise level	58 @ 10 MVA dB

9.	Regulation at 75°C
	100% P F% 0.68
	80% P F% 3.49

10.	Type of Windings	HV Continuous Disk
	LV Barrel

2

2.2	Tap Changers	Unit of Measure

	1. Manufacturer	Specialty Switch Company

	2. Type	Off Load

	3. Is literature enclosed?	Yes

	4. Total range	10%

	5. Number of Steps	4

	6. Method of operation	External

	7. Capacity	400 Amps

	8. BIL level	200 kV

	9. Relative position windings	N/A

2.3           Bushings 27.6kV13.8 kVN                                      IIV                                   LV                                  N

1.  60 Hz withstand kV_____                                70______                       34_____                      34
-1 minute dry _____                               N/A_____                     N/A____                     kV
-10 seconds wet ___                               N/A_____                    N/A____                      kV
2.  BIL level kV________                                      200_____                       95_____                      kV

2.4           Oil

1.           Manufacturer                                           Luminol Tri

2.           Dielectric constant                                Per ASTM

3.           Dielectric Strength                                           48                      kV
ASTM D8777-64
(60 Hz, 25 C)

4.           PCB content                                                     0                      ppm

4.           Water content                                                18                      ppm

2.5 Dimensions		Unit of Measure

Total net weight with oil	25,850	kg

Net weight of core & coils	12,945	kg

3

Net weight of oil	6,385	kg

Quantity of oil	7,415	l

Minimum shipping dimensions
- height	3727	mm
-width	3226	mm
-length	4177	mm

Overall height incl. bushings	3727	mm

Overall width incl. cooling equipment & accessories	3226	mm

Overall length incl. cooling equipment & accessories	4177	mm

Tank height	3375	mm

Height required for untanking	N/A	mm

Heaviest piece
-weight as above kg
-height as above mm
-width as above mm
Length as above mm

7)           Part 3.0 (DEVIATIONS) of Appendix A to ED 384 is hereby deleted.

8)           Part 4.0 (PRICING) of Appendix A to ED 384 is hereby deleted.

4

Schedule B

1.           Pricing

Appendix A and Appendix B, which form part of this Agreement, contains the price schedules for the 05 Transformers and 07 Transformer, respectively, and are subject to the terms and conditions of this Agreement, including, but not limited to, Article 4 “Price and Payment”.

2.           Delivery

For the 05 Transformers, the Parties agree that the times listed below represent the maximum acceptable Lead Times, but do not apply to the Dedicated Inventory.

Subway Transformer                                           (3 phase, all sizes)                                12 weeks

Network Transformer                                           (3 phase, all sizes)                                12 weeks

Power Transformer                                               (3 phase, all sizes)                                12 weeks

The parties agree that the 07 Transformer shall be delivered by no later than May 31, 2008. For greater certainty, failure by the Vendor to deliver an order within:

(i)	the applicable Lead Time for 05 Transformers;

(ii)	in the case of the 07 Transformer, by May 31, 2008; or

(iii)	in the case of Dedicated Inventory, within twenty-four (24) hours of receipt of notice by the Buyer.

shall constitute a breach of a material obligation by the Vendor for the purposes of Article 13(b).

1

APPENDIX “A”

[XX]

2

APPENDIX “B”

Price Schedule for 07 Transformer:

[XX]

3

SCHEDULE B

1.           Pricing

Appendix A and Appendix B, which form part of this Agreement, contains the price schedules for the 05 Transformers and 07 Transformer, respectively, and are subject to the terms and conditions of this Agreement, including, but not limited to, Article 4 “Price and Payment”.

2.           Delivery

For the 05 Transformers, the Parties agree that the times listed below represent the maximum acceptable Lead Times, but do not apply to the Dedicated Inventory.

Subway Transformer                                                      (3 phase, all sizes)                                           12 weeks

Network Transformer                                                      (3 phase, all sizes)                                           12 weeks

Power Transformer                                                          (3 phase, all sizes)                                           12 weeks

The parties agree that the 07 Transformer shall be delivered by no later than May 31, 2008. For greater certainty, failure by the Vendor to deliver an order within:

(i)	the applicable Lead Time for 05 Transformers;

(ii)	in the case of the 07 Transformer, by May 31, 2008; or

(iii)	in the case of Dedicated Inventory, within twenty-four (24) hours of receipt of notice by the Buyer.

shall constitute a breach of a material obligation by the Vendor for the purposes of Article I3(b).

4

SCHEDULE C

Defined Terms

In this Agreement, the following definitions shall apply:

“

Affiliates”	shall have the meaning as prescribed in the Business Corporations Act (Ontario);
“Agreement”	means this Agreement for Purchase of Transformers, including all Schedules hereto and subsequent amendments;
“Business Day”	means a day on which banks are open for business in the City of Toronto, Ontario, but does not include a Saturday, Sunday, or a statutory holiday in the Province of Ontario;
“Business Hours”	means 9:00 a.m. to 4:00 p.m., EST, on a Business Day;
“Competent Persons”	shall have the meaning as prescribed in the Occupational Health and Safety Act (Ontario);
“Confidential Information”	has the meaning prescribed to it in Article 17;
“Disclosing Party”	has the meaning prescribed to it in Article 17;
“Dispute”	has the meaning prescribed to it in Article 21;
“Force Majeure”
means any event or cause beyond the control of the party affected, including, without limitation, strikes, lockouts, riots, epidemics, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), governmental regulations, terrorism, fire, explosion, or acts of God;

“Initial Term”	has the meaning prescribed to it in Article 5;
“Lead Time”	means the length of time from the Release Date to the date of delivery to the locations designated by the Buyer;
“MFIPPA”	means Municipal Freedom of Information and Protection of Privacy Act (Ontario);
“Transformers”	means the Transformers and related equipment, parts and components to be supplied to the buyer by the Vendor under this Agreement;

1

“PIPEDA”	means Personal Information Protection and Electronic Documents Act (Canada);
“Purchase Price”	has the meaning prescribed to it in Article 4 and Schedule B;
“Receiving Party”	has the meaning prescribed to it in Article 17;
“Release Date”	means the date on which the Buyer places an order with the Vendor;
“Renewal Term”	has the meaning prescribed to it in Article 3;
“Representative”
in respect of a party, means such party’s directors, officers, employees, agents and contractors, the party’s Affiliates, and all such Affiliates’ respective directors, officers, employees, agent and contractors;

“Term”	has the meaning prescribed to it in Article 3;
“WSIA”	means Workplace Safety and Insurance Act, 1997 (Ontario) and the regulations thereunder;

2